Exhibit 99

PATTERSON COMPANIES, INC.

REPORT OF THE SPECIAL LITIGATION COMMITTEE

November 2, 2021

i

• June 2013 Atlantic Dental Care Communications	20

• The FTC’s Conclusions from the Evidence	23

B. State Attorneys General Investigations	24

1. Texas Investigation	24

2. Arizona Investigation	25

C. Antitrust Lawsuits	26

1. SourceOne	26

2. In re Dental Supplies Class Action	28

3. Archer & White	29

4. IQ Dental Supply	31

5. Kramer and Hatchett	32

D. Plymouth County Securities Fraud Lawsuit	33

V. DOJ Investigation of Animal Health	34

VI. Director and Officer Defendants	36

A. Director Defendants	36

B. Officer Defendants	39

C. Employee/Executive Defendants	40

VII. The Special Litigation Committee	42

A. Establishment of the SLC	42

B. The SLC’s Members	42

1. Professor John H. Matheson	43

2. The Honorable George F. McGunnigle	44

C. Retention of Counsel	45

D. Retention of Experts	48

VIII.The SLC’s Investigative Methodology	49

A. Document Review and Background Investigation	49

B. Consideration of Statute of Limitations on Potential Derivative Claims	50

C. Interviews	51

D. SLC Meetings	52

E. Analysis and Deliberations	53

IX. Derivative Allegations and SLC Investigative Findings	54

A. Antitrust Derivative Allegations	54

1. Cohen/Guggenheim Emails	54

2. Texas and Arizona Dental Association Meetings	56

3. Margin Fixing and Anti-Poaching	58

B. Securities Fraud Derivative Allegations	58

C. Corporate Waste and Unjust Enrichment Allegations	59

1. Stock Repurchase Program	60

2. Severance Payments to Scott Anderson and Ann Gugino	61

D. Patterson Board’s Oversight and Decision-making	61

1. Board Committees	62

2. Evolution of Compliance Program	62

3. Settlement of Related Lawsuits	65

X. Description of Claims and Core Legal Concepts	65

A. Law Governing Proceedings of an SLC	66

B. Claims Alleged in Derivative Suits and Demand Letters	67

C. Legal Principles Applicable to Derivative Suits and Demand Letters	68

1. Breach of Fiduciary Duties	68

a. Fiduciary Duties of Directors	68

b. Fiduciary Duties of Officers	71

2. Oversight Responsibility Generally	72

3. Corporate Waste	74

4. Unjust Enrichment	75

5. Securities Claims	76

XI. The SLC’s Conclusions	77

EXECUTIVE SUMMARY

The Board of Directors (“Board”) of Patterson Companies, Inc. (“Patterson” or the “Company”) formed this Special Litigation Committee (the “SLC”) to investigate and evaluate claims made by three separate Patterson shareholders against certain current and former Patterson Board members, officers, and employees. The claims were asserted in three demand letters and in two derivative lawsuits and relate to alleged anticompetitive practices and policies in Patterson’s dental business.

The crux of the claims made in the demands and lawsuits is that certain Patterson directors, officers, and employees breached their fiduciary duties by: (1) permitting the Company to engage in anticompetitive conduct; (2) committing securities fraud through false representations and omissions made to the investing public regarding the alleged anticompetitive conduct; and (3) committing corporate waste and unjustly enriching themselves by approving a stock repurchase program while the Company’s stock price was artificially inflated due to the anticompetitive conduct.

In response to the derivative lawsuits and demands, Patterson’s Board created the SLC composed of Professor John H. Matheson and the Honorable George F. McGunnigle. The SLC’s members are not Patterson Board members and have no connections to Patterson, its employees, its officers, or its Board. The Board invested the SLC with complete power and authority over these matters, including the unrestricted power to investigate and evaluate the claims alleged on behalf of the corporation against the named directors, officers, and employees, and to determine whether and to what extent it would be in Patterson’s best interests to seek relief against any of those directors, officers, and employees and, more broadly, to respond to the shareholders’ demands and lawsuits. Minnesota law permits the SLC to exercise its business judgment to determine whether it is in Patterson’s best interests to pursue, settle, or decline to pursue any or all of the derivative claims.

Over a period of nineteen months, the SLC investigated and evaluated the claims made in the shareholders’ demands and lawsuits. During that time, with the assistance of independent counsel, it reviewed hundreds of thousands of documents, interviewed twenty-eight witnesses (including each named director, officer, and employee), obtained tolling agreements from the named individuals to preserve potential claims, received information and opinions from independent experts it hired, considered the applicable law, and deliberated. In its deliberations, the SLC considered numerous factors including legal, ethical, commercial, and financial factors in deciding whether it would be in Patterson’s best interests to pursue claims against the individuals named in the demand letters and derivative complaints. The deliberations also included a detailed review of evidence and proceedings before the Federal Trade Commission (“FTC”), from which an administrative law judge issued an Initial Decision finding a “per se violation of Section 5 of the FTC Act, as amended, 15 U.S.C. § 45” by Patterson. The SLC’s deliberations also included a detailed review of Patterson’s internal compliance program both prior to and since the FTC proceedings. Weighing all of these factors and considerations, the SLC has concluded that it is not in Patterson’s best interests to pursue any of the derivative claims against any of the current or former directors, officers, or employees who were named in the demand letters and derivative complaints.

Consequently, under the power and authority granted by Patterson’s Board, the SLC will inform the shareholders who made demands that it declines to pursue those claims as not being in the best interests of Patterson.

I.	Patterson Companies, Inc.

A.	History

What is now known as Patterson Companies started in 1877 as a drugstore in Milwaukee, Wisconsin, from which brothers John and Myron Patterson sold dental and surgical supplies. In 1891, Myron Patterson bought the dental side of the business, known as Patterson Dental Company, and relocated it to St. Paul, Minnesota. In the ensuing decades Patterson Dental Company expanded to multiple locations around the country. By 1960, Patterson Dental Company operated branches in 40 cities throughout the United States. From 1982 to 1985, a management group of 45 people, led by President Pete Frechette, acquired Patterson Dental Company from its then corporate parent, Beatrice Corporation. In 1992, after having grown to 75 branch offices through acquisitions of larger and smaller dental distributors, Mr. Frechette and his leadership team took Patterson Dental Company public on NASDAQ. In 2001, Patterson Dental Company entered the animal health industry with the acquisition of Webster Veterinary. Three years later, in 2004 Patterson Dental Company changed its name to Patterson Companies, Inc. In 2017, Patterson was named to the Fortune 500, with total sales of over $3.5 billion. In its most recent Annual Report, Patterson listed net sales of approximately $5.9 billion and a gross profit of approximately $1.2 billion. Patterson Dental – one of two strategic business units of Patterson – accounted for roughly 40% of Patterson’s total sales and 60% of Patterson’s net profits.

B.	Organization

Patterson’s core business has been and remains distribution and sales of dental supplies and equipment. During its history, Patterson expanded its operation to include distribution and sales of supplies and equipment in both the medical and veterinary fields. Currently, Patterson is organized into two strategic business units: Patterson Dental and Patterson Animal Health.

Patterson Dental consists of 65 branches throughout the United States and Canada, which are organized into six regions. Patterson Dental sells and distributes 130,000 different products plus equipment, software, technology, and services. Patterson Animal Health is comprised of Patterson Veterinary Supply in the United States, and Animal Health International in Canada and the United Kingdom, all of which combined have more than 80 locations. Patterson Animal Health sells and distributes 144,000 different products plus equipment, software, technology, and services.

C.	Corporate Governance

1.	Board of Directors

The Patterson Board consists of eight members, who are elected annually at a meeting of the shareholders. Seven of the members are independent, non-management directors, and the eighth is Patterson’s Chief Executive Officer, Mark Walchirk.1 As set forth in Patterson’s Corporate Governance Guidelines, the Board is the oversight body of the Company, except for those matters reserved to the shareholders, and it oversees and guides the Company’s management and its business. The basic responsibility of the Board is to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its shareholders.

Each year, the Board holds four regular meetings and additional special meetings as necessary. At each regularly scheduled Board meeting, the non-management directors meet in executive sessions without management present. The Board has five standing committees: Audit, Compensation, Compliance, Finance and Corporate Development, and Governance and Nominating. The Board and each committee may engage outside counsel, accountants, financial consultants, bankers, and other advisors and experts for assistance as necessary.

[1]	Both James Wiltz and Scott Anderson also served on the Board during their respective tenures as Chief Executive Officer.

Although each standing committee has different meeting requirements in accordance with its particular charter, the committees all meet regularly, at least four times a year in connection with the scheduled meetings of the full Board. The committees report to and update the full Board regarding the content of their meetings. The Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, business unit presidents, and other pertinent business unit representatives also report to the Board or its committees as appropriate. Patterson’s legal team advises the Board and its committees and also reports to the Board and provides updates on significant litigation or legal matters.

2.	Committee Responsibilities[2]

The Audit Committee consists of three members, appointed by the Board, each of whom is independent of management of Patterson. The members must be financially literate, with at least one having accounting or related financial management expertise. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to Patterson’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit, and the legal compliance and ethics programs as established by management and the Board. Prior to creation of the Compliance Committee in 2019, the Audit Committee was responsible for reviewing Patterson’s compliance and ethics programs, including consideration of legal and regulatory requirements, and reviewed with management its periodic evaluation of the effectiveness of those programs. The Audit Committee also reviewed Patterson’s code of conduct and programs that management established to monitor compliance with that code.

[2]	The descriptions of committee responsibilities come from a combination of member interviews and the committee charters in place during the period relevant for this investigation.

The Compensation Committee consists of at least three members of the Board, each of whom is independent of management. The Compensation Committee has the dual responsibilities of serving the interest of the shareholders and serving as an advisor to management. The Compensation Committee assists the Board in fulfilling its responsibility to shareholders to ensure that the Company’s executive officers and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Compensation Committee works closely with management to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to establish appropriate incentives for management and employees. With respect to executive officers, the Compensation Committee considers Company performance in relation to shareholder value, pre-established performance goals and objectives, peer companies, and market influences. The Compensation Committee selects and retains independent, outside advisors to assist it in compensation decisions.

The Compliance Committee was created by resolution of the Board in December 2019 and began meeting in March 2020. In general, the Compliance Committee assumed all of the non-financial oversight responsibility that had been assigned to the Audit Committee. In particular as it relates the matters at issue in this Report, the Compliance Committee now oversees Patterson’s Principles of Business Conduct and Code of Ethics. The purpose of the Compliance Committee is to provide guidance to, and oversight of, Patterson’s senior management team responsible for assessing and managing Company-wide regulatory and corporate compliance programs. It consists of at least three members, appointed by the Board, all of whom are independent directors. While the Compliance Committee is primarily responsible for oversight of the Company’s administration of its compliance program, policies, and procedures, that oversight responsibility does not extend to planning or conducting audits or investigations.

The Finance and Corporate Development Committee consists of at least three members each of whom must meet the requirements of independence as established by NASDAQ. Principle among the Finance and Corporate Development Committee’s responsibilities is to review and make recommendations to the Board regarding the Company’s capital structure and its related policies and long-range objectives. This is accomplished through a combination of shareholder dividends and share repurchases. The Finance and Corporate Development Committee selects and retains outside financial or other consultants to assist it in carrying out its duties.

The Governance and Nominating Committee is comprised of at least three members of the Board, all of whom are independent of management and the Company. It performs the core function of recommending nominees to the Board and members of Board committees. The Governance and Nominating Committee is also responsible for evaluating the Chief Executive Officer and establishing processes for the evaluation of the Board and each Committee of the Board. In addition, the Governance and Nominating Committee periodically reviews and recommends changes to the amount and components of compensation paid to directors (including retainers, fees, long-term incentive plans, benefits, and perquisites). The Governance and Nominating Committee retains independent advisors to assist it in making recommendations with respect to director compensation.

II.	Background and Events Leading to the Shareholder Derivative Litigation[3]

A.	Dental Supply Industry

Patterson, through its Patterson Dental business unit, is the second-largest full-service distributor of consumable dental supplies and equipment in the United States. Patterson’s principal competitors are Henry Schein, Inc. (“Schein”) – the largest full-service distributor – and Benco Dental Supply Company (“Benco”) – the third-largest full-service distributor. Schein is a publicly traded company; Benco is a private, family-owned company. Together Schein, Patterson, and Benco comprise roughly 85% of the total market for sales of dental supplies and equipment in the United States.

In the dental supply industry, manufacturers typically sell their products to distributors, who, in turn, sell the products to dental service providers, most often dentists. The products include dental supplies, dental equipment, and technology, all of which are used by dentists or dental practices. Dental supplies are also referred to as sundries or merchandise and are typically the disposable items one finds in a dental office like gloves, face masks, bibs, toothbrushes, hand instruments, anesthetic solutions, composites, amalgams, and bonding agents. Dental equipment covers a wide array of more permanent items in a dental office, including imaging devices, compressors, dental chairs, workstations, CAD/CAM systems, x-ray processors, sterilizers, and autoclaves. Technology is primarily the software for certain pieces of equipment as well as practice management software.

[3]

The specific facts and information regarding the relevant events and lawsuits are discussed in greater detail later in this Report. This section is intended to provide general background with respect to the events that led to the shareholder derivative lawsuits and demands.

As noted above, dental service providers are the customers purchasing dental supplies, equipment, and technology. These dental service providers range from private, solo practitioners with a single office to large corporate practices, comprised of multiple practitioners in many offices in multiple cities and states. Most dental practices are independent dentists in private practice. In the 1990s, dentists began consolidating offices into group practices, many of which entered into agreements with dental service organizations (DSOs). DSOs often worked with large group practices with multiple offices operating under a single ownership structure. This arrangement is sometimes also referred to as “corporate dentistry.” DSOs manage the non-clinical aspects of a dental practice, including administrative and billing functions, but also including procurement of dental supplies and equipment. DSOs typically use a single point of contact that selects and manages purchasing of supplies and equipment, including selecting quantities and negotiating pricing, often at a discount based on a guaranteed sales volume, usually memorialized in a contract with a distributor.

In the mid-1990s some independent dentists looked for ways to procure discounts in the purchase of supplies and equipment, similar to what DSOs were doing. These dentists formed what became known as buying groups, cooperatives (“co-ops”), or group purchasing organizations (GPOs). Unlike DSOs, these groups of dentists do not have a single ownership structure, nor do they typically have a single point of contact managing and negotiating purchasing from distributors. Consequently, these groups generally cannot contractually guarantee minimum sales volumes to support discounted pricing.

B.	State Dental Associations and SourceOne

In 2013, the Texas Dental Association (“TDA”) announced a partnership with SourceOne Dental, Inc. (“SourceOne”), an online retailer of dental supplies and equipment that competed with the larger, more traditional full-service distributors like Patterson. Under the partnership, SourceOne would operate an e-commerce site endorsed by the TDA and offered exclusively to its members, through which those members could buy dental supplies and equipment at lower cost, effectively creating a GPO and directly competing with the traditional distributors.

In response, Patterson, Benco, and Schein each declined to attend the TDA’s annual meeting held in May 2014, which all three distributors had traditionally attended and supported. A similar scenario also played out when the Arizona Dental Association (“AZDA”) announced its own partnership with SourceOne in July 2014, with all three traditional distributors pulling out of the AZDA’s annual Western Regional Dental Convention (“WRDC”) that was held in April 2015.

C.	Governmental and Private Actions Alleging Antitrust Activities

Shortly after the 2014 TDA annual meeting and the 2015 WRDC, the Texas and Arizona Attorneys General each initiated separate antitrust investigations against Patterson, Benco, and Schein, eventually bringing complaints that alleged they had coordinated and agreed with each other to boycott the meetings, as well as to pressure manufacturers, other distributors, and dentists to cease doing business with SourceOne in response to what the traditional distributors viewed as a competitive threat from SourceOne.

SourceOne then brought its own private antitrust action against Patterson, Benco, and Schein in 2015, alleging that the three conspired to exclude SourceOne from the market by boycotting the TDA and AZDA annual meetings due to their partnership with SourceOne, as well as by pressuring manufacturers to discontinue supplying SourceOne. The SourceOne action was the first in a series of related lawsuits against Patterson alleging antitrust misconduct. The lawsuits that followed included a nationwide class action on behalf of dentists who asserted they had paid inflated prices for dental supplies and equipment as a result of antitrust misconduct among Patterson, Benco, and Schein.

In February 2018, the FTC—which had begun its own antitrust investigation shortly after the Texas and Arizona Attorneys General initiated theirs—filed an administrative complaint against Patterson, Schein, and Benco. The FTC complaint alleged an antitrust conspiracy among the three defendants to refuse to offer discounted prices or otherwise negotiate with buying groups in order to prevent erosion of prices if buying groups became more predominant in the industry. Approximately a month after the FTC announcement, in March 2018, Patterson was named in a securities fraud class action, which alleged that Patterson had made materially false and misleading statements and omissions relating to antitrust conduct, and that its stock price had been artificially inflated as a result.

The FTC action proceeded to an evidentiary administrative hearing, and the presiding administrative law judge found, in an initial decision issued in October 2019, that Patterson and Benco had “conspired to refuse to offer discounted prices or otherwise compete for the business of buying groups and that such an agreement is a per se violation of Section 5 of the FTC Act.”

Against this backdrop, two Patterson shareholders commenced separate derivative lawsuits against current and former Patterson Board members, officers, and employees, with a third shareholder making a pre-suit demand upon Patterson’s Board. In response, Patterson’s Board formed this SLC.

III.	Derivative Suits and Shareholder Demand Letters

A.	Derivative Suits

1.	Johnsen Case

On August 28, 2018, Patterson shareholder Kirsten Johnsen filed a shareholder derivative complaint in the Fourth Judicial District Court for the State of Minnesota, Hennepin County, against various current and former officers and directors of Patterson,4 and Patterson as the nominal defendant (the “Johnsen” case). The Johnsen complaint asserted causes of action for breach of fiduciary duty, waste of corporate assets, and unjust enrichment.

[4]

Named defendants in the Johnsen complaint are Scott P. Anderson, Ann B. Gugino, James W. Wiltz, John D. Buck, Jody H. Feragen, Ellen A. Rudnick, Les C. Vinney, Neil A. Schrimsher, Sarena S. Lin, Harold C. Slavkin, Alex N. Blanco, and Mark S. Walchirk.

The Johnsen case was stayed on February 19, 2019, pending the outcome of a parallel shareholder derivative action filed against Patterson in the United States District Court for the District of Minnesota. Following the dismissal of the parallel federal action, the parties stipulated to the voluntary dismissal of the Johnsen case without prejudice on December 12, 2019.

2.	Pemberton Case

On October 1, 2018, Patterson shareholder Sally Pemberton filed a shareholder derivative complaint in the United States District Court for the District of Minnesota against various current and former officers and directors of Patterson,5 and Patterson as the nominal defendant (the “Pemberton” case). The Pemberton complaint alleged claims for federal securities violations,6 breach of fiduciary duties, unjust enrichment, and waste of corporate assets.

On September 10, 2019, the court ordered dismissal of the case without prejudice, finding that Pemberton failed to make a pre-suit demand on Patterson’s Board and failed to adequately plead demand futility. The court denied Pemberton’s request for leave to amend her complaint and denied her request to stay the action to permit her to make a demand on the Patterson Board.

[5]

Named defendants in the Pemberton complaint are Scott P. Anderson, Ann B. Gugino, Mark S. Walchirk, John D. Buck, Alex N. Blanco, Jody H. Feragen, Sarena S. Lin, Ellen A. Rudnick, Neal A. Schrimsher, Les C. Vinney, James W. Wiltz, Paul Guggenheim, David Misiak, and Tim Rogan.

[6]

The securities violation claims relate to alleged false statements in Patterson’s 2017 proxy statement for failure to disclose antitrust misconduct (Count I, violation of Section 14(a) of the Securities Exchange Act), as well as alleged false statements in press releases, conference calls, and reports filed with the SEC (Counts II and III, violations of Section 10(b) and Rule 10b-5 of the Securities Exchange Act, and Section 20(a) of the Securities Exchange Act).

B.	Shareholder Demand Letters[7]

1.	Pemberton Shareholder Demand Letter

Following dismissal of the Pemberton derivative action, on October 30, 2019, counsel for shareholder Pemberton wrote to the Board of Patterson and demanded that the Board commence an action against fourteen of its officers and directors.8 The letter alleges that Patterson’s officers and directors caused the Company to engage in a conspiracy in restraint of trade by agreeing with competitors Benco and Schein to refuse to offer discounted prices or otherwise negotiate with group purchasing organizations, agreed to fix margins on dental supplies and equipment, agreed to not poach one another’s customers or sales representatives, and agreed to block the entry and expansion of rival distributors (referred to in the letter as “the antitrust misconduct”). In addition, the letter alleges that Patterson made materially false and misleading statements and omissions by failing to disclose the alleged antitrust misconduct and by failing to disclose that its revenue and earnings were fraudulently inflated as a result of the alleged antitrust misconduct. The letter alleges that Patterson’s officers and directors breached their fiduciary duties by engaging in this misconduct and by failing to maintain internal controls, as well as by wasting corporate assets by approving stock buybacks at artificially inflated prices and approving excessive severance payments to former Chief Executive Officer and director Scott Anderson and to former Chief Financial Officer Ann Gugino.

[7]	The demand letters are attached at Appendix A.
[8]	Pemberton’s demand referred to all fourteen named individuals as “officers and directors” although Paul Guggenheim, David Misiak, and Tim Rogan were simply employees of Patterson.

Pemberton claims that as a result of this alleged misconduct, Patterson suffered “many millions of dollars” of damages, including fees and payments associated with the underlying litigation, the overpayment for stock repurchases, excessive severance payments, and loss of reputation and goodwill. As a remedy, Pemberton demands that Patterson seek damages from the officers and directors, assess whether any third parties should be sued, and adopt corporate governance improvements.

In response, the Patterson Board adopted a resolution forming the SLC and granting it the power and authority to investigate the Pemberton derivative claims, analyze Patterson’s legal rights and remedies related to the claims, and determine whether those rights and remedies should be pursued.9

2.	Johnsen Shareholder Demand Letter

On April 27, 2020, following the voluntary dismissal of the Johnsen derivative action in state court, counsel for shareholder Johnsen wrote to Patterson’s Board and demanded that the Board form an SLC to undertake an investigation and commence litigation against each party responsible for alleged misconduct described in the letter and in the Johnsen derivative complaint. The Johnsen letter alleges that the misconduct includes: (1) causing or approving systematic violations of antitrust laws; (2) disseminating materially false or misleading statements to the investing public; and (3) approving and carrying out a stock repurchase program that bought back stock at prices that were artificially inflated due to the allegedly false or misleading statements and undisclosed antitrust violations. The letter asserts that this misconduct constitutes breaches of fiduciary duties, waste of corporate assets, and unjust enrichment by the officers and directors responsible.

[9]

The relevant Board resolutions relating to the creation of the SLC and subsequent expansion of its scope are attached at Appendix B. The Exhibits referenced in the resolutions are attached at Appendix A.

In addition to a demand to investigate and commence litigation, the Johnsen letter also demands that the SLC secure tolling agreements from all potential defendants in order to allow the SLC to complete its investigation without relevant statutes of limitations expiring prior to commencing litigation. Johnsen also demands that the SLC institute reforms and improvements to Patterson’s corporate governance and internal procedures. Johnsen’s proposed reforms include strengthening Board oversight and supervision of Patterson’s business practices with respect to anticompetitive conduct, SEC filings and other public disclosures, and stock repurchases, as well as a proposal to permit stockholders to nominate candidates for election to the Board.

In response to Johnsen’s demand letter, Patterson’s Board adopted a resolution effective June 30, 2020, expanding the scope of the SLC’s authority to include investigating the Johnsen derivative claim, analyzing Patterson’s legal rights and remedies with respect to that claim, and determining whether to pursue those rights and remedies.10

3.	Davis Shareholder Demand Letter

On October 27, 2020, the Patterson Board received a third shareholder demand letter, this one from counsel for Patterson shareholder Matthew Davis. The Davis letter demanded that the Board undertake an independent investigation and commence an action for alleged breaches of fiduciary duties by current and former directors and officers.11 The breaches of fiduciary duties alleged in the letter include that Patterson (1) conspired with Schein and Benco to boycott GPOs; and (2) made materially false and misleading statements. The factual allegations made in the Davis demand letter track those made by Pemberton and Johnsen. Following receipt of the Davis demand letter, Patterson’s Board adopted an additional resolution expanding the SLC’s charge to include the Davis derivative claim as well.12

[10]	See Appendix B.
[11]	The directors and officers identified in the Davis demand letter include those named in the Pemberton and Johnsen derivative lawsuits, as well as former officer Stephen Armstrong.
[12]	See Appendix B.

IV.	Related Litigation and Investigations

A.	FTC Action[13]

On February 12, 2018, the FTC filed a complaint against Patterson, Benco, and Schein, alleging that the three companies had conspired “to refuse to offer discounted prices or otherwise negotiate with buying groups seeking to obtain supply agreements on behalf of groups of solo practitioners or small group dental practices.” The FTC’s complaint came after a period of investigation that began in approximately August 2015. The FTC’s investigation and litigation included 59 witness depositions, 14 of which were Patterson executives and other employees. Patterson produced nearly 300,000 documents. Following a discovery period, Patterson filed a motion for summary decision on September 14, 2018, which the FTC denied in an opinion and order issued November 26, 2018. The FTC held an evidentiary hearing that began on October 16, 2018 and was completed on February 15, 2019. The evidentiary hearing involved testimony from 65 witnesses, including Patterson executives Paul Guggenheim, Neal McFadden, Dave Misiak, and Tim Rogan, and the admission of over 5,000 exhibits. On October 15, 2019, Administrative Law Judge D. Michael Chappell issued a post-hearing Initial Decision in which he found that “Benco and Patterson conspired to refuse to offer discounted prices or otherwise compete for the business of buying groups and that such an agreement is a per se violation of Section 5 of the FTC Act.” Judge Chappell dismissed the FTC’s complaint as to Schein, finding that the evidence failed to prove a conspiracy involving Schein. The specific factual findings made by Judge Chappell are discussed more fully in the next section of this Report.

[13]	The FTC Complaint, Initial Decision, and the parties’ Letter Agreement not to appeal the Initial Decision are attached at Appendix C.

The Initial Decision included a remedial order with the following provisions: (1) Patterson was prohibited from engaging in any anticompetitive conduct with respect to buying groups; (2) Patterson was required to maintain an antitrust compliance program, designate an antitrust compliance officer, and provide antitrust training; (3) Patterson was required to submit annual compliance reports to the FTC for a period of four years, with those compliance reports to include information regarding Patterson’s antitrust compliance program and antitrust trainings, as well as a log of communications between Patterson and Benco.

The October 15, 2019, Initial Decision was not considered a final adjudication under the FTC Rules of Practice, as the FTC could choose to review the Initial Decision on its own or any party could file a notice of appeal to obtain review and a final decision by the full commission. However, following issuance of the Initial Decision, FTC Complaint Counsel, Patterson, and Benco entered into an agreement in which each party agreed to forego its right to appeal the Initial Decision, thereby allowing the Initial Decision to become final.14

The FTC decision included extensive and detailed factual findings and legal conclusions, not all of which will be discussed here. For further detail, see the Initial Decision, Appendix C.

With respect to Patterson, the FTC first made factual findings about the dental supply distribution industry and Patterson’s place in the market. The FTC described the dental supply distribution industry as an oligopoly, which is a market structure characterized by a small number of relativity large firms that dominate the industry. (FTC Initial Decision (hereafter, “FTC”) page 112.) Patterson, Schein, and Benco had a combined market share of approximately

[14]	As a result of the agreement, further references to the findings and conclusions of Judge Chappell in the Initial Decision will be referred to as findings or conclusions of the FTC.

80% of the sales of dental supplies and equipment in the United States, with Patterson being the second largest of the three. The FTC found that Patterson, Schein, and Benco “compete against each other in various ways, including on price,” and routinely “offer discounts and lower price programs to attract new customers.” (FTC 112.) The FTC did not find that any price or margin fixing agreement existed between Patterson and its competitors.

With respect to GPOs, the FTC found that, prior to February 2013, Patterson did not have a corporate policy against doing business with GPOs or any uniform way of dealing with them, and that decisions were made at the individual branch level. However, GPOs “were not part of Patterson’s core strategy” and it “viewed [them] with skepticism.” (FTC 201.) That skepticism was primarily expressed by Patterson Dental executives Dave Misiak and Tim Rogan.

In reaching its conclusion about the per se violation, the FTC focused primarily on two key exchanges between Patterson and Benco in 2013. Both were between Benco CEO Chuck Cohen and Patterson Dental President Paul Guggenheim.

February 2013 New Mexico Dental Cooperative Communications

On February 8, 2013, Chuck Cohen emailed Paul Guggenheim about a buying group being formed in New Mexico, saying:

Just wanted to let you know about some noise I’ve picked up from New Mexico. FYI: Our policy at Benco is that we do not recognize, work with, or offer discounts to buying groups (though we do work with corporate accounts) and our team understands that policy.

Guggenheim then responded to Cohen the same day:

Thanks for the heads up. I’ll investigate the situation. We feel the same way about these.

(FTC 20, 194, 195.)

The context of this email exchange involved a dentist in New Mexico named Brenton Mason who was in the process of forming the “New Mexico Dental Cooperative (“NMDC”) made up of independent dental practices and was seeking to negotiate discount pricing on dental consumables and equipment for the group. (FTC 20, 191.) Dr. Mason had engaged in initial discussions with local Patterson sales representatives regarding a supply agreement, but a deal had not been reached. Nonetheless, the dentist sent an email announcing his cooperative and a purported partnership with Patterson to a number of manufacturers and distributors. (FTC 21, 191-192.) The email was eventually forwarded to persons at Benco and then internally to Cohen, who replied: “We don’t recognize buying groups . . . I’ll reach out to my counterpart at Patterson to let him know what’s going on in NM.” (FTC 22, 193.) Cohen then sent the February 8, 2013, email to Guggenheim.

Guggenheim forwarded Cohen’s email, without comment, internally to Dave Misiak, Patterson Dental’s Vice President of Sales, and Tim Rogan, Patterson Dental’s Vice President of Marketing and then responded to Cohen. (FTC 25, 195.) The FTC found that Patterson’s Regional Sales Manager for New Mexico, Dan Reinhardt, ultimately informed Dr. Mason that Patterson was not interested in doing business with his cooperative at a dinner meeting on February 11, 2013, three days after the exchange between Cohen and Guggenheim. (FTC 27, 193.) The FTC found that these facts “evidence[] action taken in conformance with the course of action suggested by Benco to refuse to deal with buying groups, which implies an agreement.” (FTC 27.)

June 2013 Atlantic Dental Care Communications

The second communication the FTC focused on occurred in June 2013 between Cohen and Guggenheim. It related to Atlantic Dental Care (“ADC”), which was a group of dentists in the southeastern region of Virginia who “were looking to preserve their autonomy and independent practice and take advantage of the economy of scale that a large corporate group practice enjoys.” (FTC 197.) The context of the June 2013 communication went back to February 2013, when Patterson received a request for proposal (“RFP”) from ADC to bid on the group’s dental supplies and equipment purchases. (FTC 270.) The RFP was forwarded within Patterson, with Patterson’s Mid-Atlantic Regional Manager Anthony Fruehauf forwarding it to Misiak on February 27, 2013, with the following message:

I have attached an RFP that the GPO in Chesapeake will be sending out. I have had numerous discussions with Devon [Nease, Patterson branch manager] about our position and what it could mean if we set a precedent of offering lower prices to groups such as this. Devon is on board and understands our position. His concern was more of how he would be judged if we lost a big chunk of business.

(FTC 27-28, 197.) Later on February 27, 2013, Misiak forwarded Fruehauf’s email and the RFP to Guggenheim, writing:

Attached is an RFP from a dentist who’s formed a Co-op. I’ve coached Anthony [Fruehauf] on how to stay out of this with grace. I’m concerned that Schein and Benco sneak into these co-op bids and deny it.

(FTC 28, 197.) After sending the email to Guggenheim, Misiak then responded to Fruehauf’s email with the following message:

These co-op situations can be very challenging to stay connected. You may have to help [Devon Nease] at the meeting communicate our position verbally to the reps. . . . When I get these calls directly I politely say that I appreciate the opportunity, but currently we do [not] participate with group purchasing organizations. . . .

Confidential and not for discussion … our 2 largest competitors stay out of these as well. If you hear differently and have specific proof please send that to me.

(FTC 28, 198.) Patterson did not bid on the RFP from ADC. On May 31, 2013, Patterson branch manager, Devon Nease, emailed Guggenheim informing him that that Benco had won the RFP. (FTC 28, 199.) On June 6, 2013, Guggenheim located the email that he had previously exchanged with Benco’s Cohen four months earlier on February 8, 2013, and responded as follows:

Reflecting back on our conversation earlier this year, could you shed some light on your business agreement with Atlantic Dental Care? I understand they are a group of 55 dentists in and around Chesapeake Va. Being led by a practice management consultant that your team has signed a supply agreement with. I’m wondering if your position on buying groups is still as you articulated back in February?

Let me know your thoughts…Sometimes these things grow legs without our awareness!

(FTC 29, 199.) Guggenheim also blind copied Misiak, Rogan, and Nease on his email to Cohen. Cohen responded two days later, on June 8, 2013:

As we’ve discussed, we don’t recognize buying groups. On the Atlantic Dental Care situation, here’s our understanding after several in-depth conversations. . . .

. . . . [W]e believe this meets our criteria for a large group practice. We’ve asked to see the merger documents once they are completed, to confirm that they’ve really become a legally merged entity, and we’re going to continue monitoring the process to ensure that ADC delivers on their commitment to us. Happy to discuss in more detail, if you’d like.

(FTC 30, 200.) In the June 8, 2013, email quoted above, Cohen provided multiple reasons why Benco believed ADC was not a buying group, including that it was comprised of 32 separate practices that had “legally merged” and would be “owned by the former practice owners,” that the separate offices would be rebranded as Atlantic Dental Care, and that the entity had a board of directors. (FTC 30, 200.) Guggenheim responded to Cohen on June 10, 2013, as follows: “Sounds good, Chuck. Just wanted to clarify where you guys stand.” (FTC 32, 200.)

The same day Guggenheim received Cohen’s June 8, 2013, email, he forwarded it internally to Devon Nease, the Patterson branch manager for the region where ADC was located, to which Nease replied: “So are they making an exception because they have legally merged? How do you feel about this?” (FTC 32, 200-01.) Guggenheim then replied to Nease: “Yeah, I guess that does create a different situation as they would logically buy as one entity. It’s a little grey but I guess he has a point.” (FTC 32, 201.) Guggenheim also forwarded the Cohen email exchange to his boss, Patterson CEO Scott Anderson, with an “FYI” message. (FTC 201.) Guggenheim then directed Nease to “aggressively get after [ADC’s] business and compete.” (FTC 32, 201.)

The FTC found that “[t]he most credible inferences to draw from these particular facts are that Guggenheim was confronting Cohen with what Patterson perceived to be a deviation from Benco’s no buying group policy and that Guggenheim was seeking reassurance that Benco was complying with a prior agreement between Benco and Patterson that neither would sell to buying groups.” (FTC 29.) The FTC further found that the exchange was “evidence of Patterson seeking and obtaining reassurance from Cohen that Benco still has a no buying group policy.” (FTC 30.) The FTC found that Cohen’s response to Guggenheim, in which he listed multiple reasons for Benco’s determination that ADC was not a buying group, supported “the inference that Cohen felt obligated to explain a perceived shift in Benco’s policy to Guggenheim and to assure Guggenheim that Benco was acting in compliance with the original assurance Cohen had provided.” (FTC 31.)

The FTC’s Conclusions from the Evidence

With respect to both the February 2013 and June 2013 communications between Cohen and Guggenheim, the FTC found that neither Benco nor Patterson provided any “credible reasons for why their senior executives shared their views on buying groups with a top competitor.” The FTC summarized its findings as follows:

[T]he most credible inferences to draw are that Cohen contacted Guggenheim in the hope of obtaining Guggenheim’s assurance that Patterson would not bid for the business of buying groups, an assurance that Cohen elicited by offering his own assurance on Benco’s behalf, and an assurance that Guggenheim provided; and that Guggenheim later sought Cohen’s reassurance that Benco was complying with an agreement not to bid for the business of buying groups, an assurance which Benco provided.

(FTC 33.) The FTC also examined evidence regarding Patterson’s conduct and approach to buying groups before, during, and after the alleged conspiracy period, and found that the evidence “supports the finding that Patterson refused to deal with buying groups by rejecting them summarily without evaluation, reflecting a near blanket refusal to consider buying groups.” (FTC 34.) The FTC found that Patterson changed its position toward buying groups after April 2015 and began evaluating doing business with them in or around November 2015. (FTC 79.)

Finally, the FTC also considered evidence regarding the events surrounding the 2014 Texas Dental Association annual meeting. The FTC noted that complaint counsel made “no allegation in this case of an illegal boycott of the TDA or the 2014 TDA meeting,” but considered the evidence as potentially consistent with and supportive of a conspiracy regarding buying groups. (FTC 94.) However, the FTC declined to reach any conclusions with respect to Patterson’s and Benco’s conduct relating to the TDA, noting that this evidence “need not be analyzed for purposes of the case against Benco and Patterson because such proof would only further confirm the finding of an agreement between Benco and Patterson and would not change the result in this case as to Benco and Patterson.” (FTC 80.) The FTC did analyze the TDA evidence in the context of determining whether Schein was a participant in the conspiracy and found that “the connection between the communications regarding attendance at the 2014 TDA meeting and an alleged conspiracy to refuse to do business with buying groups is far too tenuous to be worthy of any significant probative weight.” (FTC 95.)

B.	State Attorneys General Investigations

1.	Texas Investigation

On July 18, 2014, the Texas Attorney General served Patterson with a civil investigation demand (“CID”) as part of its investigation into possible anticompetitive conduct in the dental supplies market. The demand sought documents and information relating to the TDA and its partnership with SourceOne, Patterson’s attendance at TDA-sponsored conferences and events, and Patterson’s competitive conduct in general. Patterson complied with the CID, producing over 16,000 documents and five witnesses for deposition as requested.

On April 19, 2018, Patterson entered into a negotiated final judgment and stipulated injunction with the State of Texas, which resolved a complaint the Texas Attorney General had brought against Patterson following the conclusion of its investigation. The complaint, which was filed publicly the same day as the settlement, alleged that Patterson violated state antitrust laws by agreeing with its competitors Benco and Schein to boycott the TDA annual meeting following the TDA’s launch of TDA Perks Supplies in partnership with SourceOne. The complaint alleged that Patterson’s agreement to boycott the TDA annual meeting was a horizontal agreement in restraint of trade, and that Patterson and its competitors pressured other manufacturers and distributors to join the boycott as well as to end their relationships with TDA Perks Supplies.

Under the terms of the Agreed Final Judgment, Patterson denied any liability or wrongdoing and there was no finding or conclusion that Patterson had violated any law. Patterson paid $200,000 for reimbursement of the costs and fees associated with the Texas Attorney General’s investigation and in lieu of any civil penalty. Patterson also agreed to be enjoined from engaging in antitrust activities, to institute an antitrust training program, to provide logs of communications between certain Patterson employees and competitors for a period of one year, and to provide annual statements of compliance with the terms of the agreement.

2.	Arizona Investigation

On August 6, 2014, a few weeks after the Texas Attorney General’s CID, the Arizona Attorney General served Patterson with its own CID, which largely mirrored the Texas Attorney General’s CID. Indeed, the witness depositions for both the Texas CID and Arizona CID were conducted in tandem. As with the Texas CID, Patterson complied with the Arizona CID and produced nearly 6,000 documents along with five witnesses for deposition as requested.

The Arizona Attorney General later commenced an action against Patterson alleging violations of the Arizona State Uniform Antitrust Act. The Arizona complaint alleged that Patterson, Benco, and Schein collectively agreed to boycott the AZDA WRDC held in April 2015, following AZDA’s July 2014 launch of an online sales platform with SourceOne. The complaint alleged that Patterson, Benco, and Schein engaged in the boycott because they perceived AZDA’s partnership with SourceOne as a threat, and that they also informed other distributors and manufacturers of their decision to boycott the WRDC and pressured them to end their relationships with or cease supplying to SourceOne Dental in order to stifle competition.

Patterson entered into a consent judgment with the State of Arizona on August 31, 2018, at which time the Arizona complaint was made public. Under the terms of the consent judgment, Patterson denied any liability or wrongdoing and there was no finding or conclusion that Patterson violated any law. Patterson agreed to pay $100,000 for reimbursement of costs and fees, and agreed to certain injunctive and nonmonetary relief, which included refraining from anticompetitive conduct, implementing antitrust training, and cooperating in any ongoing monitoring or enforcement.

C.	Antitrust Lawsuits

Beginning in 2015, Patterson was named as a defendant in a series of lawsuits alleging antitrust behavior in the dental industry.

1.	SourceOne

On September 9, 2015, SourceOne filed a complaint against Patterson, Schein, and Benco alleging that the three defendants engaged in a conspiracy to prevent SourceOne from competing in the market for distribution of dental supplies and dental equipment. See SourceOne Dental, Inc. v. Patterson Cos. et al., No. 2:15-cv-05440-BMC-GRB (E.D.N.Y.)    The complaint asserted claims for violation of federal and state antitrust laws, as well as state common law claims.

As alleged in its complaint, SourceOne developed an e-commerce marketplace where it sold dental supplies and equipment directly to dentists without the need to work through sales representatives. SourceOne alleged that it had formed relationships with a significant number of manufacturers of dental supplies and equipment and could offer an online “one-stop shopping platform” to successfully compete with the larger traditional distributors like Patterson, Schein, and Benco by charging substantially lower prices. In order to gain additional market share, SourceOne’s business plan included partnering with state dental associations to build and provide online sales platforms for the associations to offer exclusively to their members, effectively creating a GPO for members of the participating state dental associations.

In 2013, SourceOne launched TDA Perks Supplies, an e-commerce site operated by SourceOne in partnership with the TDA and offered and promoted to its members. In 2014, SourceOne launched a similar partnership in Arizona, with AZDA agreeing to promote and endorse SourceOne’s platform to its members. SourceOne alleged that Patterson, Schein, and Benco viewed these actions as a competitive threat, and in response conspired to boycott the Texas and Arizona Dental Associations’ annual meetings and to pressure manufacturers and individual dentists not to do business with SourceOne.

The SourceOne litigation resulted in significant discovery, with 61 depositions taken, including 9 of Patterson executives and other employees. Patterson alone produced over 14,000 documents. At the end of discovery, Patterson moved for summary judgment, which the district court substantially denied in an order dated April 10, 2018. The court granted Patterson’s motion in part and dismissed Plaintiff’s common-law claim for aiding and abetting under Texas law, but otherwise denied the remainder of the motion. The court concluded that SourceOne had produced sufficient evidence that tended to exclude the possibility that Patterson and its codefendants had acted independently of one another in declining to attend the TDA and AZDA conventions, and therefore denied summary judgment on SourceOne’s Sherman Act claim. Specifically, the court found that a jury could reasonably find that Patterson agreed with Benco and/or Schein to boycott the Texas and Arizona Dental Associations’ conventions if those associations did not discontinue their relationships with SourceOne, and by pressuring individual manufacturers to discontinue their relationships with SourceOne. The court also found that genuine issues of material fact existed as to SourceOne’s state law claims for civil conspiracy and tortious interference.

Following the summary judgment order and prior to the commencement of trial, Patterson reached a settlement with SourceOne, agreeing in September 2019 to pay $16 million for dismissal of SourceOne’s claims. Patterson denied any liability or wrongdoing and there was no finding or conclusion that Patterson had violated any law. Schein had settled with SourceOne nearly two years earlier, in June 2017, for a reported $5.325 million. Benco proceeded to trial but reached a settlement mid-trial for an undisclosed amount.15

2.	In re Dental Supplies Class Action

In February 2016, Patterson, Schein, Benco, and Burkhart Dental Supply Company were named in a putative class action on behalf of a proposed class of dentists and others who purchased dental supplies and equipment from the defendants. See In re Dental Supplies Antitrust Litigation, No. 1:16-cv-00696 (E.D.N.Y.). The plaintiffs alleged that the defendants participated in an antitrust conspiracy to not compete on price, in order to charge inflated prices for dental supplies and equipment. The plaintiffs alleged the conspiracy involved three primary categories of conduct: (1) the defendants agreed among themselves to fix margins on dental supplies and equipment; (2) the defendants allocated customers among themselves and had a “no poach” agreement for each other’s customers and sales representatives; and (3) the defendants combined to block the entry and expansion of lower-priced competitors. The consolidated class action complaint alleged violations of the Sherman Act and sought certification of a proposed class of all persons and entities who purchased dental supplies from any of the defendants after August 31, 2008. The plaintiffs alleged damages in the form of artificially inflated prices paid for dental supplies and equipment and sought injunctive relief and treble damages under the Sherman Act.

[15]	Benco is a privately held company and therefore is not obligated to publicly report material events like settlements.

In August 2018, the parties reached a settlement agreement for the defendants to pay $80 million, which the court approved on June 25, 2019. Of this amount, Patterson paid $28.2625 million, Schein $38.4375 million, and Benco $13.3 million. The settlement class included all persons and entities who purchased dental supplies from Patterson, Schein, and Benco between August 31, 2008, and March 31, 2016. The court order approving the settlement acknowledged that Patterson and the other parties denied any liability or wrongdoing, and there was no finding or conclusion that Patterson had violated any law.

3.	Archer & White

This action was originally commenced in 2012 against Schein and dental equipment manufacturer Danaher Corporation and its related subsidiaries, asserting claims for violation of federal and state antitrust laws, and seeking both monetary damages and injunctive relief.

Archer and White, a dental supplies and equipment distributor based in Texas, alleged that Schein conspired with Danaher and a number of its subsidiaries, as well as with an unnamed distributor, to terminate or limit Archer and White’s distribution rights and access to the market. Archer and White alleged that the defendants engaged in this conspiracy and boycott of Archer and White in order to maintain a price fixing and non-competition agreement, because Archer and White was selling supplies and equipment at discounted prices.

The Archer & White litigation was prolonged, as Schein sought to compel arbitration based on an arbitration clause contained in a distributor agreement signed by Archer and White, with the issue eventually making its way to the United States Supreme Court. See Henry Schein, Inc. v. Archer & White Sales, Inc., 139 S.Ct. 524 (2019) (holding that threshold question of arbitrability is to be decided by arbitrator and not district court).16 In the period before the litigation was stayed during the pendency of appeals to the Fifth Circuit and the Supreme Court, Archer and White amended its complaint in August 2017 to add Patterson and Benco as defendants. Archer and White’s amended complaint continued to assert that Schein, Danaher, and non-party co-conspirator Burkhart Dental Supply were the primary actors who led the conspiracy and boycott of Archer and White. The complaint included allegations of specific meetings and conversations between Archer and White and representatives of Schein, Danaher, and Burkhart in which the defendants allegedly made admissions regarding anti-competitive conduct, and pressured Archer and White to raise its margins on dental products and join the conspiracy. The amended complaint did not include such specific allegations with respect to Patterson, but generally alleged upon information and belief that Patterson was a participant in the conspiracy and referenced the In Re Dental Supplies Antitrust Litigation and SourceOne cases as evidence of an anticompetitive conspiracy in the industry.

Patterson eventually reached a settlement with Archer and White in March 2020, paying approximately $600,000. Patterson denied any liability or wrongdoing and there was no finding or conclusion that Patterson had violated any law. Danaher, Benco, and Schein also eventually reached settlements with Archer and White prior to a June 1, 2021, trial date. Schein has not reported its settlement amount in any public filings.

[16]

The United States Supreme Court granted certiorari review a second time following a decision by the Fifth Circuit on remand, see Henry Schein, Inc. v. Archer and White Sales, Inc., 141 S. Ct. 107 (2020), and heard oral argument before dismissing the writ of certiorari as improvidently granted without issuing an opinion. Henry Schein, Inc. v. Archer & White Sales, Inc., 141 S. Ct. 656 (2021).

4.	IQ Dental Supply

On August 17, 2017, IQ Dental Supply—a distributor of dental supplies that partnered with SourceOne and sold products through SourceOne’s online portal—brought an action against Patterson, Schein, and Benco, alleging violation of federal and state antitrust laws, as well as common law tort claims. See IQ Dental Supply, Inc. v. Henry Schein, Inc., Patterson, and Benco, No. 2:17-cv-04834-BMC-GRB (E.D.N.Y.). IQ’s complaint largely tracked the factual allegations made in the SourceOne lawsuit, asserting that the defendants conspired to boycott and prevent SourceOne from competing in the market for distribution of dental supplies and dental equipment, and that IQ suffered corresponding damages because it supplied the majority of dental supplies sold through SourceOne’s website. IQ alleged it was damaged in the form of inhibited growth and sales, which it asserted would have been significantly higher had SourceOne been permitted to compete fairly in the marketplace and not been subject to an illegal boycott.

The district court dismissed IQ’s complaint due to lack of antitrust standing, and failure to state a claim with respect to the remaining state law claims. The Second Circuit Court of Appeals affirmed in part, concluding that the district court properly dismissed IQ’s claim that it had antitrust standing to challenge the boycott of SourceOne and state dental associations that had partnered with SourceOne, but allowed IQ to proceed with its claims to the extent they alleged a direct boycott of IQ’s business. See IQ Dental Supply, Inc. v. Henry Schein, Inc., 924 F.3d 57 (2d Cir. 2019).

Following remand, Patterson reached a settlement with IQ Dental in February 2020 after a short discovery period and prior to dispositive motions, agreeing to pay $325,000 as part of the settlement. Patterson denied any liability or wrongdoing and there was no finding or conclusion that Patterson had violated any law. Codefendants Benco and Schein17 also reached settlements for undisclosed amounts.

[17]	Schein’s settlement with IQ Dental was for an amount it did not consider material, and therefore was not reported in its SEC filings.

5.	Kramer and Hatchett

Finally, Patterson was also named in two additional putative antitrust class actions alleging essentially the same facts as those in the In Re Dental Supplies class action but seeking recovery on behalf of different classes of plaintiffs who were not direct purchasers of dental supplies sold by the defendants.

In Kramer v. Schein, Inc. et al., No. C 18-06183 (N.D. Cal.), commenced in October 2018, the proposed class included all persons who purchased dental services from California dental practices beginning in August 2012, and named Schein, Patterson, and Benco as defendants. The complaint asserted that the same antitrust conduct alleged in In Re Dental Supplies led to California dental practices being overcharged for dental supplies, with increased costs then being passed onto proposed class members. The plaintiffs’ complaint was dismissed with leave to amend in June 2019, and Patterson thereafter settled with the individual named plaintiff for a de minimus amount. Patterson denied any liability or wrongdoing and there was no finding or conclusion that Patterson had violated any law.

Hatchett v. Schein, Inc. et al., No. 3:19-cv-00083-NJR (S.D. Ill), filed in January 2019, was an action similar to Kramer that sought recovery on behalf of a proposed class of persons who purchased dental care from those dental practices who bought dental supplies from Patterson, Schein, or Benco. The complaint was dismissed with prejudice in February 2020, due to the plaintiffs’ lack of antitrust standing.

D.	Plymouth County Securities Fraud Lawsuit

On March 28, 2018, plaintiffs commenced a securities fraud class action in the United States District Court for the District of Minnesota, naming Patterson, former CEO Scott Anderson, and former CFO Ann Gugino as defendants. See Plymouth Cnty. Retirement System v. Patterson Cos., No. 0:18-cv-00871-MJD-SER (D. Minn.) The complaint was later amended to add former CEO James Wiltz and former CFO Stephen Armstrong as additional individual defendants, and the parties stipulated that Plymouth Country Retirement System, along with three other pension funds who had purchased Patterson stock, would serve as lead plaintiffs.

The lead plaintiffs sought to represent a class of all persons or entities that purchased or otherwise acquired Patterson’s common stock between June 26, 2013, and February 28, 2018. They alleged that Patterson violated federal securities laws by failing to disclose that Patterson’s revenue and earnings were artificially inflated as a result of an antitrust conspiracy between Patterson, Benco, and Schein to boycott GPOs and fix prices on dental supplies and equipment. The complaint alleged that the defendants made materially false and misleading statements and omissions, including regarding Patterson’s growth and profitability, about the competitive market that Patterson operated in, and representations that Patterson followed the Company’s Principles of Business Conduct and Code of Ethics. The Plymouth County complaint relied heavily on the allegations made in the FTC’s complaint, as well as the other antitrust lawsuits. The plaintiffs alleged that “[t]he truth about Patterson’s anticompetitive conduct was not fully revealed until early 2018” when the FTC announced the filing of its complaint, and that Patterson’s stock price dropped significantly on this news.

Defendants moved to dismiss the complaint, which the district court granted in part and denied in part. See Plymouth Cnty. Retirement System v. Patterson Cos., No. 18-cv-871, 2019 WL 3336119 (D. Minn. July 25, 2019), report and recommendation adopted as modified, No. CV 18-cv-871, 2019 WL 4277302 (D. Minn. Sept. 10, 2019) (adopting report and recommendation of magistrate judge). The plaintiffs’ claims against defendants Ann Gugino, Stephen Armstrong, and James Wiltz were dismissed, with the court concluding that the plaintiffs had not adequately alleged their knowledge of and involvement in the alleged underlying misconduct. The court denied the motion to dismiss with respect to Patterson and Scott Anderson, finding that plaintiffs had adequately pleaded facts demonstrating that Anderson was aware of the alleged misconduct. Finally, the court also narrowed the time period and substance of the alleged fraud, holding that Patterson’s statements about competition in its Form 10-K filings from 2013 to 2015 did not trigger an automatic duty to disclose alleged anti-competitive conduct, and that statements made in earnings reports and earnings calls were too generic and vague to support a fraud claim. In contrast, the court found that statements in Patterson’s 2016 and 2017 Form 10-Ks regarding GPOs and competition could support a fraud claim against Patterson and Anderson, as well as statements in all of Patterson’s Form 10-Ks incorporating by reference the Company’s code of ethics (which, in turn, averred compliance with antitrust laws).

On September 28, 2020, the district court granted plaintiffs’ motion to certify the class. Patterson and Scott Anderson sought an interlocutory appeal of the class certification order with the Eighth Circuit Court of Appeals, which was denied.

On October 11, 2021, Patterson, Scott Anderson, and the Plymouth County plaintiffs executed a Stipulation of Settlement for payment of $63 million, subject to approval by the district court. Patterson and Anderson denied any liability or wrongdoing, and there was no finding or conclusion that Patterson or Anderson had violated any law.

V.	DOJ Investigation of Animal Health

In June 2018, the U.S. Attorney’s Office for the Western District of Virginia informed Patterson that its subsidiary, Animal Health International, Inc. (“Animal Health”), had been designated by the U.S. Department of Justice (“DOJ”) a target of a criminal investigation.

Although not related to the shareholder derivative demands and antitrust investigations and litigation, the DOJ investigation of Animal Health is relevant as it relates to the evolution of Patterson’s internal compliance program.

The original focus of the investigation and the alleged relationships at issue occurred prior to Patterson’s acquisition of Animal Health in June 2015. The focus was on sales of prescription animal health products to certain persons and/or locations not licensed to receive them in Virginia and Tennessee. After being contacted by the U.S. Attorney, Patterson retained outside legal counsel and began an internal investigation. In December 2018, as a result of its initial investigation, Patterson voluntarily advised the DOJ that some of Animal Health’s shipments of prescription animal health products were made from a warehouse rather than a pharmacy to end-user customers in the states of Virginia and Tennessee.

Thereafter, the Patterson Board established a special investigation committee to oversee and conduct the investigation, to review Patterson’s licensing, dispensing, distribution, and related sales practices Company-wide, and to report on its findings to the Board and to the DOJ. The special investigation committee consisted of outside directors Alex Blanco, Robert Frenzel, and Francis Malecha, who served as its Chair. As a result of the internal investigation and the work of the special investigation committee, Patterson reached an agreement with the DOJ in December 2019 that resolved the federal government’s criminal investigation into Animal Health and other non-compliant licensing, dispensing, distribution and related sales processes disclosed during the investigation.

The DOJ Animal Health investigation, combined with the settlements with the Texas and Arizona Attorneys General regarding Patterson Dental antitrust allegations, led to improvements to Patterson’s internal compliance program that will be discussed in more detail later in this Report. Among those improvements was the creation of the Board Compliance Committee.

VI.	Director and Officer Defendants

A.	Director Defendants

The directors and former directors listed below are named in all three demand letters unless otherwise noted.

Alex Blanco: Mr. Blanco has served as a Company director since April 20, 2017. He is a member of the Audit, Compensation, and Compliance Committees. He also served on the Special Investigation Committee of the Board with respect to the DOJ investigation of Patterson’s Animal Health business unit. He is a former Executive Vice President and Chief Supply Chain Officer of Ecolab, Inc.

John Buck: Mr. Buck has served as a Company director since 2006. He has served as Chairman of the Board since September 12, 2016. He also served as Lead Director from 2014 to 2016, during Scott Anderson’s tenure as Chairman of the Board. Mr. Buck is a member of the Compliance Committee and Chair of the Governance and Nominating Committee. He is currently the CEO of Whitefish Ventures, LLC and has also served as Chairman of the Board of Directors of Medica since 2001 and is a member and former Chairman of the Board of Directors of the Medica Foundation. In addition, Mr. Buck previously served as Chairman of the Board of Blue Cross and Blue Shield of Minnesota.

Jody Feragen: Ms. Feragen has served as a Company director since 2011. She has been a member of the Audit Committee since 2011, serving as its Chair from 2014 to 2019. She has been a member of the Finance and Corporate Development Committee since 2016, serving as its Chair since 2016. She was a member of the Governance and Nominating Committee from 2011 to 2019 and currently is a member of the Compliance Committee. Ms. Feragen is the retired Executive Vice President and Chief Financial Officer of Hormel Foods Corporation, where she also served on that company’s board of directors. Ms. Feragen also serves on the Board of Directors of Graco Inc.

Sarena Lin: Ms. Lin served as a Company director from 2014 to 2018. She was a member of the Audit Committee from 2014 to 2016 and of the Compensation Committee from 2016 to 2017. From 1998 to 2011, Ms. Lin was a Partner with McKinsey & Company and served as Managing Partner of the Taipei, Taiwan office from 2005 to 2007. From 2011 to 2017, she worked at Cargill, first as the Head of Corporate Strategy and Business Development from 2011 to 2014, and then as the President of Animal Feed. She left Cargill in 2017 to join Elanco Animal Health in January 2018 as the President of U.S. Animal Health. Upon joining Elanco, Ms. Lin learned that Patterson was one of Elanco’s largest distributors, so she resigned from the Patterson Board due to the conflict of interest. In February 2021, Ms. Lin became Chief Transformation and Talent Officer for Bayer AG, in Germany.

Ellen Rudnick: Ms. Rudnick has served as a Company director since December 2003. She has been on the Compensation Committee since 2011, serving as its Chair since 2014. She has been a member of the Finance and Corporate Development Committee since its formation in 2015 and has been a member of the Compensation and Governance and Nominating Committees since 2011. She is currently a Senior Advisor of Entrepreneurship at the University of Chicago Booth School of Business and the Polsky Center for Entrepreneurship. In addition to the Patterson Board, Ms. Rudnick serves on the Board of Liberty Mutual, HMS, and First Midwest Bank, for which she is Lead Director.

Neil Schrimsher: Mr. Schrimsher has served as a Company director since March 2014. He has served on the Compensation and Governance and Nominating Committees since 2014. He joined the Finance and Corporate Development Committee when it was formed in 2015 and served as its Chair from 2017 until stepping off the committee in 2019. He has served as Chair of the Compliance Committee since it was formed in March 2020. He is currently the President and Chief Executive Officer of Applied Industrial Technologies, Inc.

Harold Slavkin (Johnsen and Davis): Mr. Slavkin served on the Patterson Board from December 2001 to September 2015. He was a member of the Audit and Governance and Nominating Committees from 2011 until his resignation from the Board in 2015. He was Dean of the School of Dentistry at the University of Southern California from 2000 to 2008 and was also a professor there until his retirement in June 2014.

Les Vinney: Mr. Vinney served on the Patterson Board from December 2008 to September 2018. Mr. Vinney served on the Compensation Committee and Governance and Nominating Committee from 2011 to 2016. He also was the first Chair of the Finance and Corporate Development Committee when it was formed in 2015, serving in that role until 2016. Immediately prior to joining the Patterson Board, Mr. Vinney had retired from his position as President and Chief Executive Officer of STERIS Corporation. In addition to the Patterson Board, Mr. Vinney was on the Board of the Campbell Soup Company from 2003 to 2019, serving as Chairman from 2015 to 2019. As President and CEO of STERIS, he also was a member of that company’s board. From 2004 to 2010 he was on the Board of the Federal Reserve Bank of Cleveland, serving as Chairman from 2006 to 2010, and also Chair of its Audit Committee. He also was a member of the Board of Directors of University Hospital Systems of Cleveland and Cleveland Heartlab, serving as Chairman of the latter.

James Wiltz: Mr. Wiltz spend his entire 50-year professional career with Patterson, joining the Company in 1969 after being discharged from the United States Navy, where he had been a dental technician and then ran a dental supply room in Washington, DC. He began as a Sales Representative with Patterson and rose to become President of Patterson Dental Company in 1996, Chief Operating Officer of Patterson Companies in 2001, and then President and Chief Executive Officer of Patterson Companies in 2005. He served on Patterson’s Board from 2001 through 2019. He was a member of the Governance and Nominating Committee from 2013 to 2015. In addition to serving as President and Chief Executive Officer from 2005 to 2010, he served as Interim President and CEO from June 2017 through November 2017.

B.	Officer Defendants

The officers and former officers listed below are named in all three demand letters, except for R. Stephen Armstrong, who is named in the Davis demand only. Scott Anderson is also named as a member of the Board.

Scott Anderson: Mr. Anderson served as Patterson’s President and Chief Executive Officer from April 2010 to June 2017, as a Director from June 2010 to September 2017, and as Chairman of the Board from April 2013 to June 2017. Prior to that he held various positions with Patterson Dental: beginning as a Sales Representative in 1993 and moving up through the ranks to Private Label Marketing Manager, then Branch Manager, then Vice President of Marketing and Sales, and then President. Since 2012 he has also served on the Board of Directors of CH Robinson Worldwide, Inc., becoming Chairman in 2020. He also is Chairman of the Board of Trustees for Gustavus Adolphus College.

R. Stephen Armstrong (Davis only): Mr. Armstrong served as Patterson’s Executive Vice President, Treasurer, and Chief Financial Officer from July 1999 through October 2014. Before joining Patterson, he worked for Ernst & Young for 26 years, having become a Partner in 1986. While with Ernst & Young, Mr. Armstrong oversaw the Patterson account, including its annual audit from 1995 until 1999.

Ann Gugino: Ms. Gugino served as Patterson’s Chief Financial Officer and Treasurer from November 2014 until her resignation in March 2018. Prior to that, she held the following positions: Assistant Controller of Patterson Companies from 2000 to 2004; Controller of Patterson Dental from 2004 to 2008; Vice President, Finance and Operations of Patterson Dental from 2008 to 2012; and Vice President, Strategy and Planning from 2012 to 2014. She currently serves as the Chief Financial Officer of Papa Johns, a position she has held since October 2020.

Mark Walchirk: Mr. Walchirk has served as Patterson’s President and Chief Executive Officer, and as a member of the Board since November 2017. Prior to joining Patterson, Mr. Walchirk was President of U.S. Pharmaceuticals, the largest division of McKesson Corporation, from 2012 to 2017.

C.	Employee/Executive Defendants[18]

The individuals listed below are named in the Pemberton and Davis demand letters only.

[18]

The SLC identifies these named Defendants separately as employees, despite their high-level positions, because they were never officers of Patterson Companies. Under Minnesota law, an individual may become an officer of a corporation through selection by the board of directors or as provided in the corporation’s articles of incorporation or bylaws. Minn. Stat. § 302A.311 (“The board may elect or appoint, in a manner set forth in the articles or bylaws or in a resolution approved by the affirmative vote of a majority of the directors present, any other officers the board deems necessary for the operation and management of the corporation, each of whom shall have the powers, rights, duties, responsibilities, and terms in office provided for in the articles or bylaws or determined by the board.”) Patterson’s bylaws, at all relevant times, provided that officers may only be elected by the board of directors.

Nonetheless, a non-officer employee is held to the same standard of conduct as an officer when the employee is performing the functions of an officer or has been delegated the duties or powers of an office. See Minn. Stat. § 302A.361 (“A person exercising the principal functions of an office or to whom some or all of the duties and powers of an office are delegated . . . is deemed an officer for purposes of this section”). Further, a non-officer employee who is exercising the duties and powers of an office through delegation is likewise treated as an officer for purposes of statutory indemnification rights owed by the corporation. Minn. Stat. § 302A.521. The fiduciary duties of officers and employees are discussed more fully, infra.

Paul Guggenheim: Mr. Guggenheim was President and later Chief Executive Officer of Patterson Dental from 2010 to 2016. Prior to that, he had been President of Guggenheim Dental from 1989 to 2000, his family’s privately-owned dental supply company that had been started by his grandfather. Patterson acquired Guggenheim Dental in 2000, after which Mr. Guggenheim became Manager/President of Patterson Dental’s Western Region, a position he held until being promoted to President of Patterson Dental in 2010. Following his tenure as President and Chief Executive Officer of Patterson Dental, Mr. Guggenheim became the Chief Innovation Officer of Patterson Companies, and served in that role until returning to his position of President of Patterson Dental’s Western Region in 2017—a position he still holds.

David Misiak: Mr. Misiak began working for Patterson Dental in 1996. He rose to the rank of Vice President, Consumables from 2008 to 2010, then Vice President, Sales from 2010 to 2016, and ultimately President of Patterson Dental North America from November 2016 to May 2018. In 2018 Mr. Misiak left Patterson Dental to become Chief Commercial Officer of Young Innovations, Inc., a manufacturer of dental products. He remains in that position today.

Tim Rogan: Mr. Rogan is the President of Patterson Dental, a position he has held since July 2021. Prior to that, he was Senior Vice President and General Manager, North America for Patterson Dental, from January 2019 through July 2021, Vice President and General Manager, North America for Patterson Dental from May 2017 through January 2019, and Vice President, Marketing, Merchandise for Patterson Dental from May 2010 through May 2017. Mr. Rogan started his career with Patterson as a Sales Representative in 1993 and rose through the ranks to Branch Manager and then Region Manager/President, before moving to the headquarters in 2010 when he was promoted to Vice President, Marketing, Merchandise.

VII.	The Special Litigation Committee

A.	Establishment of the SLC

Patterson’s Board considered the Pemberton shareholder demand at its November 4, 2019, and December 16, 2019, meetings and discussed forming a special litigation committee to consider the legal rights and remedies of the Company. Following these meetings and after review of biographical information for potential candidates for service on the SLC, the Board passed a resolution establishing the SLC as follows:

the Board does hereby designate, pursuant to Section 302A.241 of the Minnesota Statutes, a special litigation committee of the Board (the “Special Litigation Committee”) that has complete power and authority to investigate the Derivative Claim, analyze the legal rights or remedies of the Company, determine whether those rights or remedies should be pursued, and respond to Pemberton on behalf of the Company.

The Board appointed Professor John H. Matheson and the Honorable George F. McGunnigle as the two members of the SLC. The Board later adopted a resolution effective June 30, 2020, expanding the SLC’s charge to include investigating the additional derivative demand from Johnsen, and adopted an additional resolution effective November 20, 2020, expanding the SLC’s charge to include the Davis derivative demand. The Board invested the SLC with full power and authority to investigate and analyze Patterson’s legal rights and remedies with respect to these derivative claims, including authority to retain independent counsel and other experts, and to determine whether to pursue those rights and remedies.

B.	The SLC’s Members

Both of the members of the SLC are independent and disinterested. They have never served on Patterson’s Board. Neither member has any personal, professional, familial, or financial ties with Patterson or with any of the officers, directors, or employees named in the derivative actions or demand letters.

1.	Professor John H. Matheson

John H. Matheson serves as the SLC’s Chair. He is the Law Alumni Distinguished Professor of Law and Director of the Corporate Institute at the University of Minnesota Law School. He is an internationally recognized expert in the area of corporate and business law, and has taught in China, Germany, Ireland, England, the Netherlands, Uruguay, and Lithuania. He teaches courses in the business law area, including business associations/corporations, contracts, advanced corporate law, and comparative corporate governance.

Professor Matheson received his B.S. degree from Illinois State University with high honors. He received his J.D. degree, cum laude, from Northwestern University School of Law, where he was Editor-in-Chief of the Northwestern University Law Review. After completing his J.D., he clerked for Judge Robert A. Sprecher of the United States Court of Appeals for the Seventh Circuit. After his clerkship, Professor Matheson joined Hedlund, Hunter & Lynch (now Latham & Watkins) in Chicago. In 1982, he joined the University of Minnesota Law School Faculty. Professor Matheson is also a practicing lawyer. He serves as Of Counsel to Kaplan, Strangis and Kaplan, P.A., specializing in corporate governance counseling, fiduciary duties, mergers and acquisitions, and securities law matters. He is a member of the American Law Institute.

On five occasions Professor Matheson has been the recipient of the Law School’s annual Professor of the Year Award for Excellence in Teaching and Counseling. In 2008, Professor Matheson received the University-wide Award for Outstanding Contributions to Postbaccalaureate, Graduate and Professional Education and was inducted into the Academy of Distinguished Teachers. He was the first Law School professor to be so honored by the University.

Professor Matheson’s several books and numerous articles predominantly address business and corporate law issues. He has published three editions of his treatise on Minnesota Corporate Law, Corporation Law and Practice. One of Professor Matheson’s co-authored articles, “Challenging Delaware’s Desirability as a Haven for Incorporation,” received the National Burton Award for Legal Excellence.

Professor Matheson also serves as the reporter for the Minnesota Business Corporation Act. Although the Reporter’s Notes do not have the effect of law, Minnesota courts often give them substantial consideration in statutory interpretation.

Professor Matheson has also served as the chair of a special litigation committee for Medtronic, Inc., and a member of a special litigation committee for Target Corporation. Both the Medtronic and Target special litigation committees investigated shareholder derivative claims involving, among other things, alleged director and officer breaches of fiduciary duties.

2.	The Honorable George F. McGunnigle

The Honorable George F. McGunnigle served as a District Court Judge for the Fourth Judicial District of the State of Minnesota (Hennepin County) from 2000 through 2012. Judge McGunnigle presided over a broad range of civil matters while on the bench, including personal injury, products liability, commercial, shareholder and other business disputes, employment and non-compete, real estate, construction, and class actions.

Judge McGunnigle also presided over shareholder derivative cases, including the state court UnitedHealth Group shareholder derivative litigation, Gordon v. McGuire, 27-CV-06-8085 (Minn. Dist. Ct.). In the UnitedHealth Group litigation, the Minnesota Supreme Court set the standard by which special litigation committees are reviewed in Minnesota. In re UnitedHealth Grp. Inc. S’holder Derivative Litig., 754 N.W.2d 544, 559 (Minn. 2008) (answering certified question from federal court shareholder derivative lawsuit).

Before his appointment to the bench, Judge McGunnigle was a partner and shareholder in the law firm Leonard, Street and Deinard (now Stinson LLP), where he served as Chairman of the Litigation Division and Business Litigation Department for fifteen years—from 1985 through 2000. Before joining Leonard, Street and Deinard, Judge McGunnigle served as Assistant United States Attorney for the District of Connecticut. Judge McGunnigle was also a U.S. Navy Judge Advocate.

Judge McGunnigle has served in numerous leadership positions for the American Bar Association Section of Litigation as well as serving as a Member of the Civil Justice Reform Act Advisory Group for the United States District Court for the District of Minnesota. He also served as a member of the Minnesota Supreme Court’s ADR Ethics Committee.

Since his retirement from the bench, Judge McGunnigle has served as a mediator, arbitrator, or special master on numerous matters. Judge McGunnigle has previously served as a member of special litigation committees for Regis Corporation, Medtronic, Inc., and Lakes Entertainment, Inc. All of these involved the investigation of shareholder derivative claims including alleged director and officer breaches of fiduciary duties.

Judge McGunnigle received his B.A. from Boston College, magna cum laude, and his J.D. from Georgetown University Law Center. Judge McGunnigle also received an L.L.M. from George Washington University, National Law Center.

C.	Retention of Counsel

In April 2020, the SLC retained Nilan Johnson Lewis PA (“NJL”) as its independent counsel to provide legal advice and assist the SLC with all phases of its work, including document collection and review, planning, and administration of the SLC’s investigation, preparation for and participation in witness interviews, and selection and retention of consultants. NJL has never represented Patterson or any of the individuals involved in the SLC’s investigation. The primary NJL attorneys who provided counsel to the SLC were Scott Rusert, Douglas Elsass, Benjamin Johnson, and Courtney Ward-Reichard.

Scott Rusert received an A.B. from Dartmouth College in 1987, and a J.D., cum laude, from the State University of New York at Buffalo in 1992, where he also was Articles Editor of the Buffalo Law Review. He clerked for the Honorable Thomas J. Kalitowski on the Minnesota Court of Appeals in 1992-1993 and has practiced law in Minnesota since 1993, first as an associate and then partner at Flynn & Gaskins, PLLP (later Gaskins Bennett Birrell Schupp, LLP), and then joining NJL as a shareholder in July 2014. Mr. Rusert has an active practice in business and commercial litigation, including shareholder disputes, securities law claims, and governmental and internal investigations. He previously served as counsel to a special litigation committee of Medtronic, Inc. He is a Board-Certified Civil Trial Specialist by the Minnesota State Bar Association and also serves as the Chair of the Minnesota Civil Trial Specialist Certification Board. He is also the immediate past Chair of the Civil Litigation Section of the Minnesota State Bar Association.

Douglas Elsass received his B.A. from Miami University in 1981, his M.A. in Public Affairs from the University of Minnesota in 1991, and his J.D., cum laude, from the University of Minnesota Law School in 1991. Mr. Elsass has worked extensively on shareholder and partnership disputes, fraud, breach of fiduciary duty, and business competition cases over the course of his career. He has served as the special litigation committee for a derivative claims lawsuit involving a closely-held corporation. He began his career at Fruth & Anthony, P.A. (now Anthony Ostlund Louwagie Dressen & Boylan, P.A.). He was a partner at Fruth Jamison & Elsass from 2001 until he joined NJL as a shareholder in July 2016. Mr. Elsass is involved in several bar associations, including having served as President of the Minnesota Chapter of the Federal Bar Association and as Chair of the Civil Litigation Section of the Minnesota State Bar Association. He has also served as an adjunct professor at the University of Minnesota Law School.

Benjamin Johnson received his B.A., summa cum laude, from the College of St. Scholastica in 2007, and his J.D., summa cum laude, from Hamline University School of Law in 2010. He served as a law clerk to the Honorable Larry B. Stauber, Jr. on the Minnesota Court of Appeals before joining NJL as an associate in September 2011 and becoming a shareholder in 2017. While at NJL, Mr. Johnson maintained an active practice in business and commercial litigation. He was closely involved in all aspects of this investigation until his departure from NJL in August 2021 to take a position as Assistant Attorney General at the Office of the Minnesota Attorney General.

Courtney Ward-Reichard received her B.A., magna cum laude, from Concordia College Moorhead in 1989, and her J.D., magna cum laude, from William Mitchell College of Law in 1992. She has practiced law in Minnesota since 1992, first at the Popham, Haik, Schnobrich & Kaufman law firm, and then as a founding member of NJL in August 1996. Ms. Ward-Reichard has an active practice focused on electronic discovery and fact gathering, and currently serves as NJL’s Knowledge Management and Information Research Counsel. She has managed discovery in matters involving significant volumes of data, and multi-millions of dollars in alleged damages. Ms. Ward-Reichard has also been a key member of teams conducting or responding to high-profile investigations for governmental entities and corporations. She has written articles and presented Continuing Legal Education seminars on numerous topics, particularly related to electronic discovery and managing information.

Other members of the firm made significant contributions to the investigation, especially paralegal Krista Narveson, who brought many years of experience in fact discovery and document analysis to assist the SLC.

D.	Retention of Experts

In addition to its document review and witness interviews, the SLC also retained experts to analyze certain allegations of damages and relied on their expertise in the investigation. The SLC retained Dr. Tiago Duarte-Silva and Dr. Steven Schwartz to analyze issues concerning alleged damages, including loss causation issues relating to fluctuations in stock price and effects from alleged anti-competitive conduct.

Dr. Duarte-Silva has been a financial and economic testifying expert for more than 20 years, and is a principal at Charles River Associates, Inc. He has a Ph.D. in Finance and an M.S. in Applied Economics from the University of Rochester, and also an M.S. in Finance and his undergraduate degree from Universidade Catolica Portuguesa. He has provided expert opinions and testimony in numerous matters of litigation, in domestic and international arbitrations, and before the U.S. Department of Commerce, working on behalf of corporations, officers and directors, and government entities, including the Securities and Exchange Commission. Dr. Duarte-Silva’s expertise in securities and other financial markets disputes includes market manipulation, fraud-on-the-market assessments, Rule 10b-5 matters and insider trading. He is also an Adjunct Professor at Boston College’s Carroll School of Management, where he teaches valuation to graduate students.

Dr. Schwartz has over 35 years of experience in economic consulting and serving as an expert witness in state and federal courts, U.S. Tax Court, and the U.S. International Trade Commission. He currently is a Managing Director at Intensity, LLC. Dr. Schwartz has a Ph.D. and M.A. in Economics from the University of Maryland, and his B.A. with Honors in Economics from Wesleyan University. His areas of expertise include antitrust and competition, intellectual property damages and valuation, securities and finance litigation, and damages assessment in complex commercial disputes.

VIII.	The SLC’s Investigative Methodology

Over a period of nineteen months, the SLC conducted an extensive investigation into the various acts, events, and practices detailed in the demand letters and derivative complaints. The SLC conducted its investigation in accordance with the fundamental principles of independence and good faith. The SLC’s focus was necessarily quite broad, due to the nature, scope, and complexity of the issues raised by the derivative complaints and demand letters. The SLC focused on discovering reliable, truthful, and reasonably complete information upon which to make a judgment about whether pursuing legal actions against Patterson’s directors, officers, or employees would be in the best interests of Patterson.

The SLC carefully gathered evidence about all of the relevant issues, considered all of the evidence it amassed, and deliberated on all of the factors it must take into account in determining what course of action is in Patterson’s best interests.

A.	Document Review and Background Investigation

Over the course of the investigation, documents were collected from numerous sources, including directly from Patterson and from the various related lawsuits and actions. Throughout the investigation, the SLC requested and received supplemental documents from Patterson, which fully cooperated with requests as issues arose.

Over 350,000 documents were ultimately collected, processed, and stored in NJL’s eDiscovery software, Relativity. Many of the documents collected were originally produced in various related litigation matters. NJL’s goal was to identify and categorize a reasonable subset of documents for the SLC to use in guiding witness interviews and preparing this Report.

Of the 350,000 documents collected, over 175,000 were more closely reviewed based on search terms related to the claims being made in the Pemberton, Johnsen, and Davis demands. Key term searches were used to focus the scope of the review on those events, concepts, and issues most critical to the SLC’s analysis. The search terms were designed to allow the SLC to focus on the primary allegations made regarding Patterson’s conduct.

The SLC also reviewed the following from the various actions and investigations:

•	Pleadings, orders, and deposition transcripts from the Texas and Arizona Attorney General actions;

•	Pleadings, orders, and deposition transcripts from the SourceOne, In re Dental Supplies, and Archer & White cases;

•	Pleadings and orders from the IQ Dental Supply, Kramer, and Hatchett cases;

•	Briefs, proposed findings of fact, orders, deposition transcripts, and trial transcripts from the FTC action; and

•	Briefs, orders, and deposition transcripts from the Plymouth County case.

B.	Consideration of Statute of Limitations on Potential Derivative Claims

The SLC analyzed and considered the applicable statutes of limitations for the potential derivative claims at issue, as well as tolling and accrual criteria. The SLC concluded that the potential existed for the statute of limitations to run on certain of the derivative claims while it conducted its investigation. Therefore, in order to allow the SLC to complete an independent and thorough investigation without the need to consider premature filing of claims due to statute of limitation concerns, the SLC sought and secured tolling agreements with each named derivative defendant.

C.	Interviews

The SLC, with and through counsel, conducted 28 witness interviews. Due to Covid-19-related travel restrictions and health and safety concerns, all of the interviews were conducted via Zoom. The witnesses were questioned about key documents, including email communications they sent and received.

The SLC interviewed all 16 defendants named in the shareholder complaints and demand letters. In addition, the SLC interviewed the following current or former Patterson employees, each of whom provided key information relating to the allegations:

•	Chad Bushman (former Arizona Branch Manager, Southwest Region Manager, and current Mountain West Region President for Patterson Dental);

•	Shaun Cobb (Territory Representative for Patterson Dental working out of the Dallas/Ft. Worth Branch);

•	Clint Edens (Southwest Region President for Patterson Dental);

•	Anthony Fruehauf (former Mid-Atlantic Region Manager and current Southeastern Region President for Patterson Dental);

•	Shivani Kaul (current Chief Compliance Officer for Patterson Companies);

•	Les Korsh (current General Counsel of Patterson Companies);

•	Michael Kuntz (former Internal Audit Manager for Patterson Companies);

•	Neal McFadden (former President of Special Markets for Patterson Dental);

•	Adrian Mebane (former Interim Chief Compliance Officer for Patterson Companies);

•	Devon Nease (former Chesapeake, Virginia, Branch Manager and current Operations Manager for the Greenville, South Carolina Branch of Patterson Dental );

•	Dan Reinhardt (former Mountain West Region Manager for Patterson Dental and current Director of Marketing with Patterson Veterinary); and

•	Will Tetsell (Director of Internal Audit for Patterson Companies).

The SLC also requested a meeting with the attorneys from the FTC who prosecuted the antitrust action but received no response.

Finally, although the SLC did not conduct separate interviews of these individuals and lacked subpoena power to do so, the SLC reviewed testimony available to it by witnesses from Schein, Benco, and other third parties, including expert witnesses for both Patterson and plaintiffs, all of whom testified in the FTC action and the various underlying lawsuits. These transcripts of trial and deposition testimony served as a functional equivalent to witness interviews, as the examining attorneys’ interests were typically to probe and discover all potential misconduct.

D.	SLC Meetings

Throughout the course of its investigation, the SLC and counsel, in addition to engaging in regular communications, met via Zoom on numerous occasions. During these meetings, the SLC reviewed and discussed the evidence developed, analyzed, and discussed legal memoranda provided by counsel, assessed the credibility of the witnesses’ interviewed, and analyzed and considered what additional information and investigative steps might be necessary in order to determine what course of action would be in the best interests of Patterson.

The SLC also separately invited counsel for derivative claimants Pemberton, Johnsen, and Davis to meet with and provide the SLC with any information they felt was relevant or that should be considered as part of the SLC’s investigation. Counsel for derivative claimants Pemberton and Johnsen accepted this invitation and met with the SLC via Zoom to provide presentations and information for the SLC to consider. Counsel for derivative claimant Davis did not accept the SLC’s invitation. The SLC extended the same invitation to Patterson; Patterson accepted and made a presentation to the SLC via Zoom. The SLC considered and evaluated the information provided by derivative claimants’ counsel and Patterson as part of its investigation. The SLC did not share the information it gathered or any of its conclusions with derivative claimants, the individual defendants, Patterson, or their respective counsel before the issuance of this Report.19

E.	Analysis and Deliberations

Having received information and presentations from Pemberton, Johnsen, and Patterson, having interviewed all of the primary witnesses involved in the allegations by the derivative claimants, having interviewed Patterson employees and executives associated with Patterson’s compliance and audit programs, and having analyzed tens of thousands of documents from the related antitrust and securities litigation and internal to Patterson, the SLC has a high degree of confidence that it has more than sufficient information to fully understand the issues relative to the derivative claims. Having analyzed and deliberated over that information and the issues involved, the SLC makes the following findings and conclusions.

[19]	The substantive communications between counsel for the SLC and counsel for the derivative claimants are attached at Appendix D.

IX.	Derivative Allegations and SLC Investigative Findings

A.	Antitrust Derivative Allegations

As noted earlier in this Report, the derivative allegations concerning antitrust misconduct are based on the related antitrust and securities litigation against Patterson. The allegations are that Patterson conspired with competitors to refuse to do business with GPOs, to fix margins, to not poach each other’s customers and sales representatives, and to block entry and expansion of rival distributors. Among these claims, the alleged margin-fixing and anti-poaching agreements received limited attention in the related antitrust and securities litigation. Conversely, the alleged refusal to do business with GPOs and the alleged plan to block rival distributors were the focus of the related private party litigation and the governmental enforcement actions.

1.	Cohen/Guggenheim Emails

Central to the alleged conspiracy against GPOs were the email exchanges in February and June 2013 between Benco CEO Chuck Cohen and Patterson Dental President Paul Guggenheim. The February emails, which were initiated by Cohen, discussed a GPO that potentially was forming in New Mexico (the NMDC), questioned Patterson’s involvement with the NMDC, and expressed Benco’s policy that it did not do business with GPOs. The June emails, which were initiated by Guggenheim, discussed a GPO that had formed in Chesapeake, Virginia, known as ADC. Guggenheim questioned Benco’s involvement with ADC, given the policy that Cohen had expressed four months earlier. With respect to these emails, the SLC’s review included the following: Cohen’s deposition in the Plymouth County matter; non-privileged portions of Cohen’s testimony in the FTC matter (both deposition and trial); and transcripts of testimony by Guggenheim in the FTC, SourceOne, In Re Dental Supplies, and Plymouth County matters. The SLC also interviewed Guggenheim, interviewed the relevant Patterson Dental employees who were connected to the NMDC and to ADC, and reviewed emails of Patterson Dental employees relating to this issue.

The Cohen/Guggenheim email exchanges were by far the most troubling of the antitrust allegations against Patterson. There is no question that Guggenheim’s communications with Cohen were at best ill-advised. They were the basis for the finding by the FTC administrative law judge that Patterson and Benco committed “per se” violations of federal antitrust laws. However, the totality of the evidence reviewed by the SLC indicated that the exchanges between Cohen and Guggenheim were isolated incidents, rather than a piece of a larger conspiracy. There was no other compelling evidence to demonstrate an agreement between Patterson and any of its competitors to refuse to do business with GPOs. Significantly, no other regulatory agency or court proceeding has established the existence of a broader agreement among Patterson and its competitors beyond the Cohen/Guggenheim email communications.

Notably, there was no evidence that the February 8, 2013, exchange between Cohen and Guggenheim made its way to the Patterson Dental sales representative, branch manager, and regional manager who were interacting and met with Dr. Mason of NMDC. The evidence reviewed by the SLC showed that Patterson’s regional manager, Dan Reinhardt, was already hesitant to partner with NMDC even before the February 8 emails. The evidence also showed that the NMDC was far from fully formed or capable of reaching any kind of distribution agreement with Patterson or any other distributor. At bottom, a partnership between Patterson and NMDC was far from a sure thing and there were many hurdles that had to be cleared before it could come to fruition.

Separate from the Guggenheim/Cohen emails, the SLC also investigated issues raised by emails from Dave Misiak, Patterson Dental Vice President of Sales, and Tim Rogan, Patterson Dental Vice President of Marketing. As noted by the FTC, the emails were critical of GPOs and expressed the view in various ways that GPOs were “bad for the dental industry.” The SLC interviewed Misiak and Rogan, their superiors, and many of the Patterson Dental employees they supervised. The investigation showed that Misiak and Rogan were zealous in their desire to protect Patterson’s traditional business operations—perhaps even overzealous in how they conveyed that attitude in their emails with each other and to various Patterson Dental employees. That zeal is best understood as the independent attitude of two life-long Patterson Dental employees who had worked their way up from the ranks of sales representative to executive leadership. It did not, however, appear to be an attitude held by other Patterson Dental employees. Neither Misiak nor Rogan set policy for Patterson Dental and their views toward GPOs were not the product of or compelled by any policy or business strategy established by Patterson’s corporate officers or its Board. Neither the attitude of Misiak and Rogan nor their emails crossed the line to a point where they constituted a violation of antitrust laws.

2.	Texas and Arizona Dental Association Meetings

Central to the alleged conspiracy to block rival distributors were the decisions by Patterson, Benco, and Schein not to attend the annual state dental association meetings held in Texas in May 2014 and in Arizona in April 2015. On these events, the SLC reviewed the depositions of Patterson employees that were taken by attorneys from the offices of the Texas and Arizona Attorneys General. The SLC also interviewed all of the relevant Patterson Dental employees—from the level of sales representative up to Patterson Dental executive level—who were involved in these decisions, including specifically Clint Edens, the Patterson Dental Regional Manager for Texas in 2014, and Chad Bushman, Patterson Dental’s Arizona Branch Manager in 2015. Edens and Bushman were the Patterson Dental employees who had the authority to and made the decisions not to attend the Texas and Arizona meetings. The SLC also reviewed the emails of Patterson Dental employees related to these Texas and Arizona meetings.

From the totality of the evidence, the SLC concludes that the decisions by Edens and Bushman not to attend the meetings were not made in collaboration with Patterson’s competitors or vendors, nor were they the product of a policy or direction from Edens’ and Bushman’s supervisors or anyone above them. Their decisions were the product of irritation with the Texas and Arizona state dental associations in having selected and promoted an online dealer called SourceOne as their endorsed distributor with whom members of the TDA and AZDA could expect to receive discounts on the purchase of dental supplies. As a result, Edens and Bushman decided not to spend the money associated with sponsoring and attending the annual meetings.

Although there were subsequent communications about the TDA and AZDA meetings among sales representatives for Patterson, Benco, and Schein, there was nothing demonstrating that the decisionmakers from Patterson communicated with the decisionmakers at Benco or at Schein before they each decided not to attend. The evidence did not support the conclusion that Patterson conspired with its competitors to “boycott” the Texas and Arizona meetings and in so doing, attempt to block SourceOne as a rival distributor. Clearly, Patterson did not welcome SourceOne as a rival distributor, but the SLC found no evidence to establish that Patterson conspired with Benco, Schein, or any other distributor or vendor to prevent SourceOne from doing business.

3.	Margin Fixing and Anti-Poaching

On the alleged margin fixing and anti-poaching agreements, the SLC found no significant evidence to support claims that Patterson entered into agreements with its competitors to fix margins or to refrain from poaching sales representatives or customers. On the latter point, there was evidence to support the opposite conclusion: that Patterson quite regularly considered and pursued opportunities to hire rival sales representatives and in so doing, potentially gain a foothold with the customers of those sales representatives. The SLC found no evidence of agreements by Patterson to refrain from doing business with customers of its rivals or to preserve a rival’s sales territory. Like most businesses, Patterson clearly sought to maintain sales margins as a way of generating profit, but the SLC found no evidence that Patterson worked in collaboration or agreement with its competition to keep margins high.

B.	Securities Fraud Derivative Allegations

In varying combinations, the derivative claims by Pemberton, Johnsen, and Davis center on alleged false or misleading statements by Patterson in public filings with the Securities and Exchange Commission (“SEC”), a proxy statement, and an earnings call. They allege claims against Patterson officers Scott Anderson, Ann Gugino, Steven Armstrong, Jim Wiltz, and Mark Walchirk. They also generally allege breaches of fiduciary duties by Patterson’s directors and officers for permitting the alleged false statements.

With respect to the claims of direct liability against the officers, all but Walchirk were also named as defendants in the Plymouth County case, with many of the claims mirroring the allegations in that case. Because Walchirk joined Patterson as CEO in November 2017, the sole derivative claim against him is based on an earnings call with analysts and investors on March 1, 2018. The specific allegation is that he failed to acknowledge Patterson’s alleged antitrust conspiracy – approximately two weeks after the FTC filed its Complaint against Patterson, Schein, and Benco—and that in announcing the resignation of Ann Gugino he failed to acknowledge her role in the alleged antitrust conspiracy.

In assessing the securities fraud allegations, the SLC reviewed all of Patterson’s SEC filings (Form 10-Ks, Form 10-Qs, and Form 8-Ks) from 2012 to 2021. The SLC also reviewed Board and Audit Committee meeting materials, reviewed the Report and Recommendation of the Magistrate Judge in the Plymouth County case, and interviewed the officers and directors involved in the public filings. The SLC also reviewed documents related to Patterson Dental’s strategic planning from 2011 through 2015 and interviewed the executives and employees who participated in that strategic planning.

The evidence indicates that neither Patterson nor any of its officers or directors violated securities laws. In addition, it appears that the statements in the 2016 and 2017 Form 10-Ks about GPOs and competition were substantially true. As early as 2011, at Guggenheim’s urging, Patterson had engaged an outside consultant to help it evaluate non-traditional customers, including both DSOs (corporate dental practices) and GPOs. In 2014, Patterson started its Special Markets Group with the purpose of pursuing DSO business. By late 2015, Patterson’s business strategy had evolved to exploring opportunities to do business with GPOs. Notably, Tim Rogan, the Patterson Dental Vice President of Marketing, who had been highly critical of GPOs in 2013, was proposing that Patterson now “take a hard look” at doing business with GPOs.

C.	Corporate Waste and Unjust Enrichment Allegations

The derivative claims for corporate waste and unjust enrichment are premised on the allegation that Patterson engaged in an antitrust conspiracy with Benco and Schein that falsely inflated its share value. From there, the derivative claimants allege that the Board approved and carried out a share repurchase program that resulted in stock buy backs at inflated prices, thereby constituting corporate waste. The derivative claimants also point to the allegedly inflated share prices as a means by which Patterson officers and directors were unjustly enriched when awarded shares as compensation. Another component of the alleged waste and unjust enrichment are the severance payments to Anderson and Gugino, which the derivative claimants assert rewarded Anderson and Gugino for malfeasance related to the alleged antitrust activities.

1.	Stock Repurchase Program

The Patterson stock repurchase program has been in place since 2005-2006—well before the alleged antitrust activities. It resulted from analysis done by then-CFO Stephen Armstrong, which he presented to the Patterson Board. Armstrong was of the view that, despite various acquisitions and an already existing dividend program, Patterson was carrying too much cash on its books, negatively impacting its earnings per share. Armstrong proposed and the Board adopted a share repurchase program that would enable the Company to recapitalize and use a combination of debt and equity to finance its business operations. In the early stages, Armstrong himself made the decision on when Patterson would buy shares, but the trading window was so tight that the Company was unable to execute a sufficient volume of trades to meaningfully change the level of cash reserves. Consequently, Patterson moved to a more formal program designed in compliance with Rule 10b-5.

The decisions and the share repurchases that followed were the product of internal discussion and deliberation by the Finance and Corporate Development Committee with the advice of outside advisor JP Morgan. These actions appear to be reasonably based on business judgments made in the best interests of the Company. The SLC did not see any evidence of corporate waste or unjust enrichment in the stock repurchase program.

2.	Severance Payments to Scott Anderson and Ann Gugino

In assessing the claims of corporate waste and breach of fiduciary duty related to the severance payments to Anderson and Gugino, the SLC interviewed all of the Board members, and in particular John Buck and Ellen Rudnick, who took the lead on negotiating Anderson’s departure, and Mark Walchirk, who asked Gugino to resign three months after he became Chief Executive Officer. The SLC also interviewed Anderson and Gugino themselves with respect to the reasons for their departures. These interviews and analysis of related communication and Board documents indicate that the departures of and associated severance payments to Anderson and Gugino were the product of internal discussion and deliberation by the Board and its Compensation Committee, with the advice of outside advisor Willis Towers Watson.

In arriving at the severance payments, the Compensation Committee, and ultimately, the Board properly considered severance payments to departing executives of other peer companies and payment ranges recommended by outside consultants. These actions appear to be reasonably based on business judgments made in the best interests of the Company. The SLC did not see any evidence of corporate waste or unjust enrichment with respect to these payments. It should also be noted that there was no evidence indicating that Anderson or Gugino were terminated for reasons related to the alleged antitrust activities, litigation, or investigations.

D.	Patterson Board’s Oversight and Decision-making

The main allegation against the Board members is that they breached their fiduciary duties to the Company through a failure of oversight, primarily by permitting Patterson to engage in the alleged antitrust misconduct or failing to have a system of controls in place that would prevent or detect the alleged antitrust misconduct. Secondarily, the derivative shareholders contend that the Board committed corporate waste and allowed unjust enrichment of its members and Patterson officers by authorizing stock repurchases at artificially inflated prices, tying benefits and other compensation to such artificially inflated prices, and by approving legal fees and settlements related to the antitrust litigation.

1.	Board Committees

The SLC was impressed by the credentials and qualifications of the Patterson Board members it interviewed. As a group they all take their roles very seriously and put the interests of Patterson’s shareholders at the forefront of their decisions. Board members take seriously the allegations and issues being raised by the derivative claimants, as they do the related litigation and issues that gave rise to the derivative claims.

To fulfill its oversight obligations, the Board relies on an appropriate committee structure. Each committee meets regularly, with detailed meeting books and documents that indicate thorough consideration of the issues and focused discussion. As to guarding against anticompetitive conduct, the Board had proper training and compliance systems in place and relied upon reports from management on the status of business operations along with internal audit and compliance programs. Most importantly, as the antitrust allegations proceeded, the Board engaged with management to strengthen oversight, training, and compliance.

2.	Evolution of Compliance Program

Historically, Patterson’s compliance program was managed by a combination of the Internal Audit, Legal, and Human Resources departments. The compliance program consisted of establishing policies, conducting training on those policies, and engaging in oversight to ensure the policies were being followed. Each of those departments provided periodic reports to the Board’s Audit Committee. The various aspects of compliance—policies, training, and oversight—evolved over time as Patterson grew and evolved as a company.

With specific reference to antitrust compliance, Patterson established policies that were set forth in its Principles of Business Conduct and Code of Ethics as far back as the 1980s when Pete Frechette and Patterson Dental Company management acquired the company from Beatrice Corporation. The policies were specific as to the types of activities and behaviors Patterson employees should avoid.

Patterson fully complies with the antitrust laws and fair trade practices of the United States and all other applicable jurisdictions.

It is impossible to define every situation in which applicable competition laws may come into play. However, the following additional specific guidelines should be observed by all employees.

•	Never discuss pricing policy with competitors.

•	Never discuss or imply that Patterson would divide a market with a competitor or respect a competitor’s territory as “off limits” to Patterson.

•	Never engage in a joint selling activity with a competitor.

•

Never ask a vendor to cease doing business with a competitor. All communications with vendors, other than routine business transactions in the normal course and scope of an employee’s job, should be made through the Marketing Department at the Corporate Office.

•	Avoid even the appearance of improper or collusive conduct when meeting with competitors or vendors at trade shows or trade association meetings.

•	Do not disparage a competitor’s or vendor’s products or services, even if Patterson does not carry that vendor’s product line.

•	Never quote a price to a customer unless Patterson is prepared to sell the product at the quoted price.

Seek guidance from your manager whenever questions arise related to competitive practices, or if you are uncertain as to whether a particular action or practice may violate the antitrust laws of the jurisdiction in which you work. Information is available from your manager or the Human Resources Department for specific locations.

Every employee was required to read and acknowledge these policies on an annual basis. Employees were required to read and acknowledge the policies in order to receive their benefits package. In addition, Patterson Dental branch managers were responsible for reinforcing these policies with their territory representatives during the annual review of the benefits program. A combination of the Human Resources and Internal Audit departments monitored the program to ensure acknowledgement.

Patterson modified and improved its antitrust compliance and training with the onset of the State Attorneys General investigations, and especially after the ultimate settlements of the Texas and Arizona actions in April 2018 and August 2018, respectively. Soon after the investigations began, Patterson began conducting antitrust-specific training at the annual national sales meeting for Patterson Dental and has continued that practice from 2015 to the present. The Texas and Arizona settlements also included reporting requirements to log all communications with Patterson competitors. Patterson complied and logged such communications for the required period of time and then adopted that procedure as a continuing part of its compliance program.

Patterson further enhanced its compliance program beginning in early 2019 as a result of the DOJ investigation of the Animal Health business. A combination of outside legal and consulting firms, in conjunction with the Board special investigation committee, recommended the following actions, which have been implemented by Patterson:

•	Creation of a Chief Compliance Officer (“CCO”) position, with direct line reporting to Patterson’s Chief Executive Officer;

•

Establishment of a Management Compliance Committee, chaired by the CCO and consisting of all Patterson officers, along with business unit heads, the Director of Internal Audit, and Director of Corporate Communications; and

•	Establishment of a Board Compliance Committee, which as noted above, took over non-financial compliance oversight from the Audit Committee.

These compliance committees have met regularly since their creation and, along with the CCO, have established extensive internal compliance rules and a means to ensure training and tracking progress in adhering to these rules.

3.	Settlement of Related Lawsuits

The SLC also investigated Patterson’s decisions to settle the underlying antitrust litigation. This included review of Board materials, presentations, and minutes along with interviews of the Board members who deliberated and ultimately approved the settlements. The SLC finds that the Board was diligent and well-informed in approving the settlements following due deliberation and advice from legal advisors and that they were reasonable and in the Company’s best interests under the circumstances.

Some of the settlement payments were very significant amounts, and many on the Board struggled with what they felt were payments for defensible cases. However, the potential damages exposure, in terms of total alleged damages, along with potential trebling, attorney fees, and the threat of joint and several liability, made the decisions to settle at a fraction of the total exposure reasonable. The settlements were the product of well-informed, reasonable decisions that were made in the best interest of Patterson and its shareholders.

X.	Description of Claims and Core Legal Concepts

In evaluating the merits of the claims asserted against the directors, officers, and others, the SLC considered the law governing those claims and potential defenses. The following is a summary of certain core legal principles governing the claims asserted in the demand letters and derivative actions. This summary should not be considered all-inclusive or determinative; rather, it sets a framework for the consideration of the relevant issues.

A.	Law Governing Proceedings of an SLC

The law of the state of incorporation determines the authority a special litigation committee has to address a derivative action. See Burks v. Lasker, 441 U.S. 471, 486 (1976). For a Minnesota company, such as Patterson, the Minnesota Business Corporation Act, Minn. Stat. § 302A.001 et. seq. (“MBCA”) provides the governing law. Under the MBCA, a board of directors may create a special litigation committee “consisting of one or more independent directors or other independent persons to consider legal rights or remedies of the corporation and whether those rights and remedies should be pursued.” MBCA § 302A.241, subd. 1; In re UnitedHealth Grp. Inc. S’holder Derivative Litig., 754 N.W.2d 544, 550 (Minn. 2008). Members of a special litigation committee do not need to be directors. MBCA § 302A.241, subd. 2. “Committees other than special litigation committees . . . are subject at all times to the direction and control of the board.” Id., subd. 1. A special litigation committee is thus not subject to a board’s direction and control. See id.; In re UnitedHealth Grp. Inc., 754 N.W.2d at 550.

In Janssen v. Best & Flanagan, 662 N.W.2d 876 (Minn. 2003), the Minnesota Supreme Court stated that a special litigation committee is expected to undertake a “comprehensive weighing and balancing of factors” that takes into account the legal, ethical, commercial, promotional, professional, public relations, fiscal, and other factors “common to reasoned business decisions,” thus establishing that an SLC must make a business judgment about whether to pursue certain claims, not just a legal one. 662 N.W.2d 876, 889. Five years later, in In re UnitedHealth Group Inc. Shareholder Derivative Litigation, the Minnesota Supreme Court determined the degree of deference a court should give a special litigation committee’s decision. 754 N.W.2d at 559. The Court held that under the Minnesota business judgment rule, a court must defer to a special litigation committee’s decision with respect to a shareholder derivative action if the proponent of that decision demonstrates that (1) the members of the SLC possessed a disinterested independence, and (2) the SLC’s investigative procedures and methodologies were adequate, appropriate, and pursued in good faith. Id. at 561.

B.	Claims Alleged in Derivative Suits and Demand Letters

The primary cause of action alleged in the demand letters and derivative complaints is breach of fiduciary duty by Patterson’s directors and officers. The complaining shareholders allege that the directors and officers breached their fiduciary duties by either engaging in or—through a failure of oversight—permitting the Company to engage in antitrust misconduct. The complaining shareholders also allege that Patterson’s stock price was artificially inflated due to false and misleading statements and omissions by defendants that concealed the antitrust misconduct, and that the defendants committed corporate waste by permitting stock repurchases at these artificially inflated prices, as well as by tying benefits and other compensation to such artificially inflated prices.

Both derivative complaints plead claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment. The Pemberton complaint also alleges claims for federal securities violations with respect to alleged false statements and omissions in Patterson’s 2017 proxy statement and in press releases, conference calls, and reports filed with the SEC.20 The complaining shareholders allege that the defendants’ breaches and misconduct have caused damages that include settlements and costs of legal proceedings brought against Patterson stemming from the antitrust misconduct, as well as overpayments for stock repurchases and other compensation and benefits to the defendants.

[20]

See Pemberton Compl., Count I (alleging violation of Section 14(a) of the Securities Exchange Act); Count II (alleging violations of Section 10(b) and Rule 10b-5 of the Securities Exchange Act); and Count III (alleging violation of Section 20(a) of the Securities Exchange Act).

C.	Legal Principles Applicable to Derivative Suits and Demand Letters

1.	Breach of Fiduciary Duties

a.	Fiduciary Duties of Directors

Directors have two primary fiduciary responsibilities: the duty of loyalty and the duty of care. The MBCA provides that the duty of loyalty requires directors to “discharge the duties of the position of director in good faith, in a manner the director reasonably believes to be in the best interests of the corporation.” MBCA § 302A.251, subd 1; see also John H. Matheson, et al., Corporation Law and Practice § 3.30 (3d ed. 2013). “Good faith,” for purposes of the MBCA, means “honesty in fact in the conduct of the act or transaction concerned.” MBCA § 302A.011, subd. 13. The duty of care requires directors to have a reasonable basis to believe they are acting in the best interests of the corporation and to employ the care an ordinarily prudent person in a like position would exercise under similar circumstances. MBCA § 302A.251, subd. 1; see also Matheson et al., supra, § 3.35. “A person who so performs those duties is not liable by reason of being or having been a director of the corporation.” MBCA § 302A.251, subd. 1.

When directors in good faith comply with the duties of loyalty and care, their decisions are protected by the business judgment rule. The business judgment rule is a presumption “developed by state and federal courts to protect boards of directors against shareholder claims that the board made unprofitable business decisions.” In re UnitedHealth Grp. Inc., 754 N.W.2d at 551 (citation omitted). Under the business judgment rule, as long as a disinterested director makes “an informed business decision, in good faith, without an abuse of discretion, he or she will not be liable for corporate losses resulting from his or her decision.” Id.; see also MBCA § 302A.251, subd. 1; Janssen, 662 N.W.2d 876 at 882 (recognizing application of business judgment rule where disinterested directors make an informed business decision in good faith and without an abuse of discretion, in part on the grounds that “courts are ill-equipped to judge the wisdom of business ventures and have been reticent to replace a well-meaning decision by a corporate board with their own”) (citation omitted). When directors fail to comply with these duties, they are not entitled to the protection of the business judgment rule and may be held liable for damages. Foy v. Klapmeier, 992 F.2d 774, 780 (8th Cir. 1993) (recognizing that, under Minnesota law, “an officer or director is personally liable for all damages caused by self-dealing in breach of his or her fiduciary obligations”) (citations omitted).21 However, “[t]o date, no court in a published opinion has imposed liability upon a director of a Minnesota corporation solely for failing to satisfy the duty of care.” Matheson et al., supra, § 3.35.

The MBCA further provides that a director may rely on information prepared by others in discharging his or her duties. Specifically, “[a] director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

(1)	one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(2)	counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or

(3)	a committee of the board upon which the director does not serve . . . as to matters within its designated authority, if the director reasonably believes the committee to merit confidence.

MBCA § 302A.251, subd. 2(a). A director is not entitled to rely on others, however, if the director “has knowledge concerning the matter in question that makes the reliance otherwise permitted by paragraph (a) unwarranted.” MBCA § 302A.251, subd. 2(b); see also Matheson et al., supra, § 3.35 (“The director is protected only if the belief as to the reliability, competence, or ability of the person or committee on which the director is relying is reasonable. The director is not protected if he or she has knowledge concerning the matter being considered that renders such reliance unwarranted.”).

[21]	“Subject to any limitations in the articles or bylaws, the board may fix the compensation of directors.” MBCA § 302A.211.

Minnesota law allows for exculpation of a director for breach of the duty of due care, though not the duty of loyalty. The MBCA provides that “[a] director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles.” MBCA § 302A.251 subd. 4. This section also establishes, however, that the articles “shall not eliminate or limit the liability of a director” in the following circumstances:

(a) for any breach of the director’s duty of loyalty to the corporation or its shareholders;

(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c) under section 302A.559 [liability of directors for illegal distributions] or 80A.76 [civil liability for breach of the antifraud provisions of the Minnesota securities regulation statute];

(d) for any transaction from which the director derived an improper personal benefit; or

(e) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective.

Id.

Additionally, Minnesota provides for mandatory indemnification of present and former directors (as well as officers and employees) acting in their official capacity, provided the corporation’s articles or bylaws do not provide otherwise and the activities meet the standard of conduct established by MBCA § 302A.521. In a civil case, this statutory standard of conduct requires indemnity where the individual seeking indemnity: (1) has not been indemnified by another entity for the same judgment and with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit; and (4) reasonably believed the conduct was in the best interests of the corporation. MBCA § 302A.521, subd. 2(a). Thus, by meeting this statutory standard, a director, officer, or employee is entitled to indemnification and advancement from the corporation for “judgments, penalties, fines . . . settlements, and reasonable expenses, including attorneys’ fees” in an action initiated by the corporation or a shareholders’ derivative action. See MBCA § 302A.521, subd. 1(d) (defining “proceeding” as “a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation”); see also Matheson et al., supra, § 10.19. Patterson’s articles of incorporation provide for exculpation, and neither the bylaws nor the articles of incorporation limit the statutory rights of indemnification.

b.	Fiduciary Duties of Officers

Officers are subject to much the same standard of conduct as directors, with a few differences. Reporter’s Notes, MBCA § 302A.361 (West). Indeed, the statutory language describing the standard of conduct for officers and directors is identical. Id.; compare MBCA § 302A.361 (standard of conduct for officers) with MBCA § 302A.251 (standard of conduct for directors). Among the differences is the officers’ right of reliance upon others, which is somewhat more circumscribed than this right as it pertains to a director. Reporter’s Notes, MBCA § 302A.361. The standard is not automatically met, as in the case of directors, by reason of reliance upon information provided by others. Id. An officer “has no right simply to rely on information provided by another person if the matter relied on is within that officer’s own area of direct responsibility. On the other hand, that officer may have a right to rely on others if the matter is outside the scope of the relying officer’s responsibility.” Id. If “an ordinarily prudent person in the officer’s position would have relied on an expert’s opinion or on a subordinate as to a matter that is not, and should not be, the officer’s primary responsibility, reasonable reliance should be permitted under the general statutory standard set forth in Section 302A.361.” Matheson et al., supra, § 4.8.

Unless prohibited by a company’s articles of incorporation or bylaws, officers are permitted, under section 302A.351, to delegate some or all of the duties of an officer to other persons without board approval. An officer delegating the duties or powers of an office retains the duty to supervise the subordinate. The delegating officer is subject to the standard of conduct for an officer stated in section 302A.361, discussed above, with respect to (1) the act of delegation and (2) the supervision of persons to whom those duties and powers are so delegated. MBCA § 302A.351. That is to say, both the act of delegation and the supervision of the subordinate must be done in good faith and in a manner the officer reasonably believes to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would exercise. In addition, a person to whom the duties of an officer are delegated is subject to the same statutory standard of care of an officer under section 302A.361, whether or not that person is formally an officer of the corporation. Matheson et al., supra, § 4:8. Neither Patterson’s articles of incorporation nor the bylaws prohibit the statutory rights of delegation.

Patterson’s officers and employees, like its directors, are entitled to mandatory statutory indemnification under MBCA § 302A.521 for their good faith conduct.

2.	Oversight Responsibility Generally

No reported case determining the oversight responsibilities of directors of a Minnesota corporation has been decided to date. In the past, Minnesota courts have often looked to the decisions of Delaware courts for guidance in the area of corporate and business law. See In re Xcel Energy, Inc., 222 F.R.D. 603, 606 (D. Minn. 2004); Markewich ex rel. Medtronic, Inc. v. Collins, 622 F. Supp. 2d 802, 808 (D. Minn. 2009); Haberle ex rel. Gander Mountain Co. v. Baker, 2005 WL 2105543, at *3 (D. Minn. Aug. 30, 2005). However, Minnesota courts have specifically refused to “adopt blindly” the Delaware approach as doing so in certain situations would be “at odds with general principles of Minnesota law.” Haberle, 2005 WL 2105543 at *3.

Under the applicable Minnesota statute, “[t]he business and affairs of a corporation [are to] be managed by or under the direction of a board.” MBCA § 302A.201. By Minnesota statute and with Delaware courts as a guide, the board of a Minnesota corporation likely would be required under Minnesota law to have a significant oversight role. In In re Caremark International Inc. Derivative Litigation, the leading Delaware case on director oversight liability, the Delaware Court of Chancery explained that a board’s oversight role includes a duty to attempt in good faith to assure that an adequate corporate information and reporting system exists and that it is “reasonably designed to provide to senior management and to the board itself timely, accurate information sufficient to allow management and the board, each within its scope, to reach informed judgments concerning both the corporation’s compliance with law and its business performance.” 698 A.2d 959, 970 (Del. Ch. 1996); see also In re Johnson & Johnson Derivative Litig., 865 F. Supp. 2d 545 (D.N.J. 2011) (adopting the Caremark standard in New Jersey); In re Abbott Labs. Derivative S ‘holders Litig., 325 F.3d 795 (7th Cir. 2003) (scrutinizing Illinois corporation directors under the Caremark standard). In Caremark, the plaintiffs claimed that the defendant directors breached their fiduciary duty for having “allowed a situation to develop and continue which exposed the corporation to enormous legal liability and that in so doing they violated a duty to be active monitors of corporate performance.” In re Caremark Int’l Inc. Derivative Litig., 698 A.2d at 967. The court noted that holding directors liable for an alleged breach of fiduciary duty in this oversight capacity “is possibly the most difficult theory in corporation law upon which a plaintiff might hope to win a judgment.” Id.

In Stone ex rel. AmSouth Bancorporation v. Ritter, 911 A.2d 362, 365 (Del. 2006), the Delaware Supreme Court approved the Caremark standard, holding that it articulates the necessary conditions for director oversight liability. The standard for director oversight liability then, as articulated in Stone, requires a showing that “(a) the directors utterly failed to implement any reporting or information system or controls; or (b) having implemented such a system or controls, consciously failed to monitor or oversee its operations thus disabling themselves from being informed of risks or problems requiring their attention.” Id. at 370 (emphasis in original). In both cases, imposition of liability requires a showing that the directors knew that they were not discharging their fiduciary obligations. Id.

3.	Corporate Waste

MBCA § 302A.751 subd. 1(b)(5) authorizes a court to “grant any equitable relief it deems just and reasonable in the circumstances” or “dissolve a corporation and liquidate its assets and business [if] the corporate assets are being misapplied or wasted.” “The essence of a claim of waste of corporate assets is the diversion of corporate assets for improper or unnecessary purposes.” Michelson v. Duncan, 407 A.2d 211, 217 (Del. 1979). To establish a corporate waste claim, facts must be shown that “no person of ordinary sound business judgment could view the benefits received in the transaction as a fair exchange for the consideration paid by the corporation.” Harbor Fin. Partners v. Huizenga, 751 A.2d 879, 892 (Del. Ch. 1999) (citation omitted); see also Glazer v. Zapata Corp., 658 A.2d 176, 183 (Del. Ch. 1993) (referring to exchange that is “so one sided that no business person of ordinary, sound judgment could conclude that the corporation has received adequate consideration”). Waste is “an extremely difficult claim to prove.” Telxon Corp. v. Bogomolny, 792 A.2d 964, 975 (Del. Ch. 2001); see also Postorivo v. AG Paintball Holdings, Inc., 2008 WL 553205, *9 n. 42 (Del. Ch. Feb. 29, 2008) (noting that although the standard for demonstrating waste is not an “impossible” one to meet, “merely poor, misguided, or loss-making transactions are insufficient for a finding of waste”) (citation omitted).

4.	Unjust Enrichment

To establish an unjust enrichment claim, and therefore a right to restitution, a claimant must show the following: (1) a benefit was conferred; (2) the benefit was accepted without payment; and (3) the benefit was retained in circumstances where it would be inequitable to retain it. Zinter v. Univ. of Minn., 799 N.W.2d 243, 247 (Minn. Ct. App. 2011); see also Caldas v. Affordable Granite & Stone, Inc., 820 N.W.2d 826, 838 (Minn. 2012) (quoting Servicemaster of St. Cloud v. GAB Bus. Servs., Inc., 544 N.W.2d 302, 306 (Minn. 1996)) (claimant “must show that the defendant has knowingly received or obtained something of value for which the defendant in equity and good conscience should pay”). “Unjust enrichment claims do not lie simply because one party benefits from the efforts or obligations of others, but instead it must be shown that a party was unjustly enriched in the sense that the term unjustly could mean illegally or unlawfully.” Caldas, 820 N.W.2d at 838; see also First Nat’1 Bank of St. Paul v. Ramier, 311 N.W.2d 502, 504 (Minn. 1981).

Restitution is the remedy for unjust enrichment of the defendant at the plaintiff’s expense. United Prairie Bank-Mountain Lake v. Haugen Nutrition & Equip., LLC, 813 N.W.2d 49, 58 (Minn. 2012) (citing 1 Dan B. Dobbs, Law of Remedies § 4.1(1) at 551-52 (2d ed. 1993) (“[R]estitution claims are bound by a major unifying thread. Their purpose is to prevent the defendant’s unjust enrichment by recapturing the gains the defendant secured in a transaction.”)); Randall v. Constans, 23 N.W. 530, 533 (Minn. 1885) (holding that a plaintiff may seek restitution against a defendant who was unjustly enriched). In general, therefore, restitution is based on a benefit that has been conferred on the defendant, rather than a loss incurred by the plaintiff United Prairie Bank-Mountain Lake, 813 N.W.2d at 58 (citing Dobbs, supra, § 4.1(1), at 555 (“Restitution measures the remedy by the defendant’s gain and seeks to force disgorgement of that gain. It differs in its goal or principle from damages, which measures the remedy by the plaintiff’s loss and seeks to provide compensation for that loss.”)).

5.	Securities Claims

Parties who are neither buyers nor sellers of securities but who claim securities law violations must bring their claims derivatively. City Nat. Bank of Fort Smith, Ark. v. Vanderboom, 422 F.2d 221, 228 (8th Cir. 1970). To establish a breach of fiduciary duty in connection with alleged misrepresentations under securities laws, a corporation suing its directors must prove a primary violation. Under the governing case law, to prove a federal fraud claim under Rule 10b-5, the plaintiff must prove the following: (1) a material misrepresentation or omission; (2) scienter; (3) a connection between the misrepresentation or omission and the purchase or sale of a security; (4) reliance upon the misrepresentation or omission; (5) economic loss; and (6) loss causation. Amgen Inc. v. Conn. Ret. Plans & Trust Funds, 133 S. Ct. 1184, 1191-92, 568 U.S. 455, 460-61 (2013). To be actionable, a statement must be materially misleading. Basic Inc. v. Levinson, 585 U.S. 224, 239 n.17 (1988). Silence, absent a duty to disclose, is not misleading. Id.

Claims under section 20(a) of the Securities Exchange Act claims—also called “control-person claims”—“are predicated on plaintiffs first establishing that a controlled person was a primary violator.” Cummings v. Paramount Partners, LP, 715 F. Supp. 2d 880, 907 (D. Minn. 2010). Under the statute, “[e]very person who, directly or indirectly, controls any person liable under” another relevant securities law provision “shall also be liable jointly and severally with and to the same extent as such controlled person.” 15 U.S.C. § 78t(a). Section 20(a) claims are therefore “derivative of ‘other claims under the Exchange Act, and without an underlying violation of the Exchange Act or any rule or regulation promulgated under its authority,’ a plaintiff ‘cannot state a claim under’” Section 20(a). Id.; see also Lustgraaf v. Behrens, 619 F.3d 867, 874 (8th Cir. 2010) (explaining that, “absent a primary violation, a claim for control-person liability must fail”).

Section 14(a) of the Securities Exchange Act of 1934 (1934 Act) and SEC Rule 14a-9 thereunder prohibit false or misleading statements in connection with the solicitation of a proxy. Securities Exchange Act of 1934 § 14(a) (codified at 15 U.S.C. § 78n(a)); 17 C.F.R. § 240.14a-9(a). The United States Supreme Court has held that valid Section 14(a) claims require that the transaction allegedly damaging plaintiffs be one that required an affirmative shareholder vote. Virginia Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1102, 1108 (1991); see also International Broad. Corp. v. Turner, 734 F. Supp. 383, 390 (D. Minn. 1990) (identifying causation elements of a Section 14(a) claim). Thus, establishing a valid Section 14(a) claim requires evidence that Patterson shareholders were required to or did approve the alleged misconduct at issue. See Virginia Bankshares, Inc., 501 U.S. at 1102, 1108; General Elec. Co. v. Cathcart, 980 F.2d 927, 933 (3d Cir. 1992) (holding election of directors that allegedly resulted in directors’ mismanagement of company failed to “create a sufficient nexus with the alleged monetary loss” because “the shareholders’ votes did not authorize the transactions that caused the losses”).

XI.	The SLC’s Conclusions

Having completed its investigation and carefully assessed all of the evidence available to it within the context of the applicable laws, while also balancing the interests asserted by the shareholders demanding derivative action with the interests of Patterson as a company and all of its shareholders, the SLC has determined that it is not in the best interests of Patterson to pursue claims against the directors, officers, and employees identified in the shareholder demands.

With respect to the most significant allegations of the demands, the SLC acknowledges the FTC’s finding that Patterson’s communications with Benco in February and June 2013 constituted a per se agreement in violation of Section 5 of the FTC Act. The SLC, however, has determined that these communications were relatively isolated occurrences involving only several employees and not part of a broader conspiracy or policy by which Patterson agreed to engage in actions with its competitors in violation of antitrust laws. If Patterson were to pursue claims against these employees, they presumptively would be entitled to indemnification by the Company.

As to claims against the directors, the SLC concludes there was no indication that the directors breached their fiduciary responsibilities of the duty of loyalty and duty of care. The directors acted in good faith and based on what they reasonably believed to be the best interests of Patterson. Their decision-making on the matters alleged by the demand shareholders was based upon appropriate information, including information from officers and outside advisors prepared in the discharge of their duties. As to Patterson’s settlements, executive compensation and severance agreements, the directors were well-advised, deliberate and acted on appropriate recommendations from counsel, officers, and outside consultants.

Neither was there an indication that the named officers breached their fiduciary duties. The officers appear to have complied with their duties by acting in good faith and based on what they reasonably believed to be the best interests of Patterson. Their decision-making on the matters alleged by the demand shareholders was based upon appropriate information, including relying upon information and appropriate reports and opinions of others.

As to the securities laws violations alleged against certain officers and directors, the SLC does not find a substantial basis for a primary violation of the law, which is a prerequisite for the further claim of breach of fiduciary duty based on the securities laws.

More generally, there was no indication that the directors failed in their duties of oversight as to the alleged violations of law by officers and employees. Throughout the relevant time period, the Patterson Board had in place a reporting or controls system for compliance with laws, and there was no indication that the Board failed to oversee its operation. During the period prior to the SLC’s appointment and investigation, Patterson began the process for improving its legal compliance programs due, in large part, to the earlier settlements with the Texas and Arizona Attorneys General and its separate efforts relating to the DOJ investigation of Animal Health.

In reaching its decision, the SLC has considered the legal issues, but also the commercial, financial, ethical, professional, public relations and other factors that are a necessary part of exercising sound business judgment. As applied to this investigation, the SLC considered the following factors, among others:

•	the substantial financial expenditures required to litigate the claims, including Patterson’s obligations to indemnify and advance defense costs;

•	the existence of the exculpatory clause in Patterson’s Articles of Incorporation;

•	the applicability of the business judgment rule protecting reasonably prudent, good faith business decisions of directors and corporate officers;

•	the rights of directors and officers reasonably to rely on the opinions of and information provided by others, including other directors, officers, committees of the Board, employees, and advisors;

•	the lack of evidence supporting a finding of liability against the directors and officers, particularly in light of governing law, both statutory and case law;

•	the difficulty of proving claims alleging failure of oversight by directors and officers;

•

the difficulty of establishing the elements of a primary securities law violation with respect to the claimed misrepresentations or omissions, especially falsity, materiality, scienter, reliance, and loss causation;

•	the existence of compliance procedures, mechanisms for enforcement, and the active review of and involvement in compliance issues, first by the Audit Committee and later by the Compliance Committee;

•

Patterson’s efforts to review, clarify, and strengthen its compliance program, including increased training on appropriate and inappropriate communications with competitors, and monitoring of all communications with or involving competitors;

•	the establishment and hiring of a Chief Compliance Officer to direct and oversee all aspects of Patterson’s compliance program, who reports to the Chief Executive Officer and the Board;

•	the credibility and competence of Patterson’s Board, officers, and personnel at many levels as demonstrated in interviews with the SLC;

•	the possible effects of hindsight bias;

•	the disruption and distraction that would be caused by suing or taking other legal action against past and present directors, officers, or employees, or any of them;

•	Patterson’s corporate culture at the employee, officer, and director levels;

•	the effect on employee morale if Patterson pursued such claims; and

•	potential effects on Patterson’s current and future business relationships.[22]

Having weighed all of these factors, the SLC concludes that it would not be in the best interests of Patterson to engage in further litigation on issues relating to the antitrust allegations and related claims. The SLC did not find a basis for proceeding with the claims given the applicable legal standards, including the business judgment rule, and the Company’s obligations to exculpate and indemnify the potential defendants. In addition, there are many questions concerning the merits and the alleged damages of the underlying claims. It is the SLC’s judgment that Patterson is best served by declining to pursue the claims. The SLC through its counsel will communicate this decision to the demand shareholders.

[22]

The factors in this list are not exclusive and are not listed in any particular order. No inferences should be drawn about the weight the SLC placed on any factor based on where it appears on the list.

Dated: November 2, 2021	Respectfully,

The Special Litigation Committee of Patterson Companies, Inc.

/s/ John H. Matheson
John H. Matheson, Chair

/s/ Hon. George F. McGunnigle
Hon. George F. McGunnigle, Member

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